Exhibit 4.1

Execution Version

CEB INC., as Issuer

AND EACH OF THE GUARANTORS PARTY HERETO, as Guarantors

5.625% SENIOR NOTES DUE 2023

INDENTURE

Dated as of June 9, 2015

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

i

EXHIBITS

EXHIBIT A	FORM OF NOTE
EXHIBIT B	FORM OF CERTIFICATE OF TRANSFER
EXHIBIT C	FORM OF CERTIFICATE OF EXCHANGE
EXHIBIT D	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE, dated as of June 9, 2015, among CEB Inc., a Delaware corporation, as issuer, the Subsidiaries of the Company listed on the signature page hereto and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means Debt (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation, amalgamation or other combination.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For the avoidance of doubt, a Person shall not be deemed to be an Affiliate of another Person solely as a result of one Person sharing a common director with another Person or the director of one Person serving as a partner of another Person.

“Agent” means any Registrar, co-registrar or Paying Agent.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(a) 1% of the then outstanding principal amount of the Note; and

(b) the excess of:

(1) the present value at such Redemption Date of (A) the Redemption Price of the Note at June 15, 2018 (such Redemption Price being set forth in the table in clause (2) of Section 3.07(b) hereof) plus (B) all required interest payments due on the Note through June 15, 2018 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(2) the then outstanding principal amount of the Note.

The Company shall calculate the Applicable Premium and the Trustee shall have no duty to calculate or verify the Company’s calculations of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business or consistent with past practice.

“Asset Sale” means:

(a) the sale, lease, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Interests in any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Interests in Restricted Subsidiaries issued in compliance with Section 4.09 hereof);

in each case, other than:

(1) any disposition of (a) cash, Eligible Cash Equivalents or Investment Grade Securities or (b) obsolete or worn out equipment in the ordinary course of business or consistent with past practice or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business or consistent with past practice;

(2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(3) the disposition or lease of equipment related to information technology infrastructure located within the Company’s or a Subsidiary’s shared service centers or office locations, including assets related to electrical, fire protection, security, communications, servers, storage, backup and recovery functions, software applications and software licenses owned by the Company or any of its Restricted Subsidiaries on the Issue Date;

(4) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;

(5) any disposition of assets or issuance or sale of Capital Interests in any Restricted Subsidiary of the Company in any transaction or series of related transactions with an aggregate Fair Market Value of less than $30.0 million;

(6) any disposition (including by liquidation) of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(7) to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(8) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business or consistent with past practice;

(9) any issuance or sale of Capital Interests in, or Debt or other securities of, an Unrestricted Subsidiary of the Company;

(10) disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and the Restricted Subsidiaries, whether now or hereafter owned or leased or acquired in connection with an acquisition;

(11) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(12) the sale or discount of inventory, accounts receivable or notes receivable or the negotiated settlement of accounts receivable or notes receivable in each case in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable;

(13) any financing transaction with respect to property built or acquired by the Company or any of its Restricted Subsidiaries after the Issue Date and asset securitizations permitted by this Indenture;

(14) any issuance or sale of Capital Interests in any Restricted Subsidiary of the Company to any Person operating in a Similar Business for which such Restricted Subsidiary provides shared purchasing, billing, collection or similar services in the ordinary course of business or consistent with past practice;

(15) any sale or lease of services or licensing of intellectual property in the ordinary course of business or consistent with past practice;

(16) any Permitted Foreign Subsidiary Disposition;

(17) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind; or

(18) the unwinding of any Hedging Obligations, Swap Obligations or Treasury Management Services.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (a) the sum of the products of (1) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (2) the amount of such principal payment by (b) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law or law of any other jurisdiction relating to bankruptcy, insolvency, winding-up, liquidation, reorganization or relief of debtors.

“Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (b) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents of an equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants, options or other instruments to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Change of Control” means the occurrence of any of the following:

(a) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) is or becomes the “beneficial owner” (as defined in Rules 13d-3 (without giving effect to the proviso in clause (1)(i) thereof) and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(b) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than the Company or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect wholly-owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Interests of such holding company immediately following that transaction are substantially the same as the holders of our Voting Interests immediately prior to that transaction and (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Interests of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” means CEB Inc. and any successor thereto.

“Company Order” means a written request or order signed in the name of the Company by its chief executive officer, its president, any corporate executive vice president, its chief financial officer, its treasurer or any assistant treasurer, and delivered to the Trustee.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(a) Consolidated Net Income plus the sum of, without duplication, the amounts for such period, taken as a single accounting period, to the extent deducted (except in the case of clause (16)) (and not added back) in such period in computing Consolidated Net Income, of:

(1) Consolidated Non-cash Charges;

(2) Consolidated Fixed Charges;

(3) Consolidated Income Tax Expense;

(4) impairment charges, including the write-down of Investments;

(5) without duplication of any amounts added back pursuant to pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio,” (i) extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or (ii) any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); provided that the aggregate amount added back pursuant subclause (ii) of this clause (5) for any period shall not exceed 25% of Consolidated Cash Flow Available for Fixed Charges, prior to giving effect to the add-back in this clause (5) for such period;

(6) any expenses or charges, or any amortization thereof, related to any equity offering, Permitted Investment or other Investment, recapitalization or Debt Incurrence permitted to be made under this Indenture (in each case whether or not consummated) or related to the Transaction;

(7) the amount of any interest expense attributable to minority equity interests of third parties in any non-wholly owned Subsidiary;

(8) any net loss from discontinued operations and the amount of extraordinary, non-recurring or unusual losses (other than losses in the ordinary course of business);

(9) the cumulative effect of a change in accounting principles, including any impact resulting from an election by the Company to apply IFRS at any time following the Issue Date;

(10) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) losses (or less gains) attributable to deferred compensation plans or trusts;

(11) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Debt and any net loss (or less any net gain) from any write-off or forgiveness of Debt;

(12) any net realized gains (or less any net realized losses) in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(13) any foreign currency translation decreases or transaction losses in respect of Debt of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Debt (including any net loss resulting from Hedging Obligations for currency exchange risk), and net of any non-operating foreign currency (gains) losses relating to remeasurements of assets and liabilities denominated in foreign currencies;

(14) any net unrealized losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and Accounting Standards Codification Topic 825 and related pronouncements;

(15) any costs associated with the Transactions;

(16) the amount of “run rate” cost savings (including, without limitation, cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies (without duplication of any amounts added back pursuant to pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”) that are projected by the Company in good faith to result from actions either taken or initiated prior to or during such period within eighteen (18) months of the date of determination (which cost savings, operating expense reductions, operating improvements and initiatives and synergies will be added to Consolidated Cash Flow Available for Fixed Charges as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that all steps have been taken, or are reasonably expected to be taken, in good faith, for realizing such cost savings, operating expense reductions, operating improvements and initiatives and synergies and such cost savings, operating expense reductions, operating improvements and initiatives and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Company); provided further that the aggregate amount added back pursuant to this clause (16) for any period shall not exceed 25% of Consolidated Cash Flow Available for Fixed Charges, prior to giving effect to the add-back in this clause (16) for such period;

(17) adjustments to deferred revenue required or permitted by GAAP and related authoritative pronouncements;

(18) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item; and

(19) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Interests of the Company (other than Redeemable Capital Interests); less

(b) to the extent included in such period in computing Consolidated Net Income (and without duplication),

(1) any net income from discontinued operations and any extraordinary, non-recurring or unusual gains (other than revenue in the ordinary course of business);

(2) any non-cash gains increasing Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Cash Flow Available for Fixed Charges in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated Cash Flow Available for Fixed Charges in such prior period;

(3) any foreign currency translation increases or transaction gains in respect of Debt of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Debt (including any net gain resulting from Hedging Obligations for currency exchange risk), and net of any non-operating foreign currency (gains) losses relating to remeasurements of assets and liabilities denominated in foreign currencies; and

(4) any net unrealized gains resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and Accounting Standards Codification Topic 825 and related pronouncements.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (i) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to (ii) the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period immediately preceding the Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect (a) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (b) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions, Asset Acquisitions, Investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), incurrence or repayment of Debt occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition, Asset Acquisition (including the incurrence or assumption of any such Acquired Debt), Investment, merger, consolidation or disposed operation, incurrence or repayment of Debt occurred on the first day of the Four Quarter Period; provided, however, that for purposes of the pro forma calculation under Section 4.09, such calculation shall not give effect to any Debt Incurred on such determination date pursuant to the definition of Permitted Debt. For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company, to reflect net costs and operating expense reductions and other operating improvements, integration, synergies or cost savings reasonably expected to result from such relevant pro forma event based on actions already taken or expected to be taken within 18 months and for which the full run-rate effect of such actions is expected to be realized within 18 months of such action; provided that no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Cash Flow Available for Fixed Charges (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

Notwithstanding anything in this definition or anything else to the contrary, when calculating the Consolidated Total Leverage Ratio, the Secured Debt Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, as applicable, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Cash Flow Available for Fixed Charges of the Company or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Total Assets or Consolidated Net Income for purposes of other incurrences of Debt or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of the “Consolidated Fixed Charge Coverage Ratio”:

(a) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date; and

(b) if interest on any Debt actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(a) Consolidated Interest Expense; and

(b) the product of (1) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests), times (2) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its

Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(1) any amortization of Debt discount resulting from the issuance of Indebtedness at less than par;

(2) the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or Swap Contract pursuant to GAAP);

(3) the interest portion of any deferred payment obligation;

(4) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances, financing activities or similar activities; and

(5) all accrued interest;

(b) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(c) all capitalized interest of such Person and its Restricted Subsidiaries for such period;

less interest income of such Person and its Restricted Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude (1) the amortization or write off of Debt issuance costs and deferred financing fees, commissions, fees and expenses, (2) any expensing of interim loan bridge, commitment and other financing fees, (3) penalties and interest relating to taxes, (4) accretion or accrual of discounted liabilities other than Debt, (5) any expense resulting from the discounting of any Debt in connection with the application of purchase accounting in connection with any acquisition, and (6) interest expense attributable to a parent entity of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP, to the extent not reducing consolidated interest expense in any prior period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(a) excluding, without duplication

(1) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses or charges;

(2) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(3) gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(4) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;

(5) solely for purposes of determining the amount available for Restricted Payments under Section 4.07(a)(3) hereof, the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided that for the avoidance of doubt, Consolidated Net Income shall include amounts equal to the amounts of cash actually received;

(6) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(7) any fees and expenses paid in connection with the Transactions;

(8) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary of such Person;

(9) any net after-tax gains or losses attributable to the early extinguishment or conversion of Debt;

(10) any non-cash impairment charges or asset write-off or write-down resulting from the application of Accounting Standards Codification 350, Intangibles—Goodwill and Other, Accounting Standards Codification 360, Property, Plant, and Equipment, and Accounting Standards Codification 805, Business Combinations;

(11) non-cash gains, losses, income and expenses resulting from fair value accounting required by Accounting Standards Codification 815, Derivatives and Hedging, or any related subsequent Statement of Financial Accounting Standards;

(12) accruals and reserves that are established within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP;

(13) any fees, expenses, charges or Integration Costs incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, Incurrence or repayment of Debt (including such fees, expenses or charges related to any Credit Facility), issuance of Capital Interests, refinancing transaction or amendment or modification of any Debt instrument, and including, in each case, any such transaction undertaken but not completed, and any charges or non-recurring merger or acquisition costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(14) any accruals and reserves that are established for expenses and losses, in respect of equity-based awards compensation expense (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(15) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(16) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption; and

(b) including, without duplication, dividends and distributions from Joint Ventures actually received in cash by the Company.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, Debt issuance costs, commissions, fees and expenses) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Leverage Ratio” means, with respect to any Person, the ratio of (i) the aggregate amount of all Debt for borrowed money and Capital Lease Obligations of such Person and its Restricted Subsidiaries, on a consolidated basis (net of cash and Eligible Cash Equivalents held by them), in each case calculated at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the Transaction Date giving rise to the need to calculate the Consolidated Total Leverage Ratio to (ii) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the Four Quarter Period immediately preceding the Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated on a pro forma basis consistent with the pro forma adjustments set forth in the definition of Consolidated Fixed Charge Coverage Ratio and any cash proceeds of any new Debt then being Incurred shall not be netted from the numerator of the ratio described in this definition.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall principally be administered, which office at the date hereof is located at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: CEB, Inc. Notes Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“corporation” includes corporations, associations, companies (including any limited liability company), business trusts and limited partnerships.

“Credit Agreement” means the Company’s amended and restated Credit Agreement, as amended by Amendment No. 4 thereto entered into on and as of the Issue Date, by and among, inter alios, the Company, the guarantors party thereto and Bank of America, National Association, as administrative agent, collateral agent, swing line lender and letter of credit issuer and the lenders party thereto, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (a) of the definition of the term “Permitted Debt”), or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or Debt holders.

“Credit Facilities” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Debt, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof. “Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” means at any time (without duplication), with respect to any Person, the following: (a) the principal of indebtedness of such Person for money borrowed; (b) the principal of obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) all reimbursement obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided that such obligations shall not constitute Debt except to the extent drawn and not repaid within five Business Days; (d) all obligations of the Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable) which purchase price is due more than one year after the date of placing such property in service or take final delivery and title thereto; (e) the maximum fixed redemption or repurchase price of Redeemable Capital

Interests in such Person or with respect to any Restricted Subsidiary of such Person, any Preferred Interests, at the time of determination (but excluding, in each case, any accrued dividends); (f) all Capital Lease Obligations of such Person; (g) any Swap Contracts and Hedging Obligations of such Person at the time of determination; and (h) all obligations of the types referred to in clauses (a) through (g) of this definition of another Person, the payment of which, in either case, (1) such Person has Guaranteed or (2) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt; solely with respect to any of the foregoing in clauses (a), (b), (d) and (f), if and to the extent such Debt would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person, prepared in accordance with GAAP.

For purposes of the foregoing: (i) the maximum fixed redemption or repurchase price of any Redeemable Capital Interests or Preferred Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests or Preferred Interests as if such Redeemable Capital Interests or Preferred Interests were redeemed or repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests or Preferred Interests are not then permitted to be redeemed or repurchased, the redemption or repurchase price shall be the book value of such Redeemable Capital Interests or Preferred Interests; (ii) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (iii) the amount of any Debt described in clause (g) above is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (iv) the amount of any Debt described in clause (h)(1) above shall be the maximum liability under any such Guarantee; (v) the amount of any Debt described in clause (h)(2) above shall be the lesser of (x) the maximum amount of the obligations so secured and (y) the Fair Market Value of such property or other assets securing such debt; and (vi) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, the term “Debt” will exclude (a) surety or performance bonds Incurred in the ordinary course of business or consistent with past practice, including any related guarantees and indemnities and other similar instruments or agreements, (b) customary indemnification obligations, (c) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or other financial statement or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and finally determined, the amount is paid within 60 days thereafter, (d) any operating leases, and (e) debt of any Parent Entity appearing on the balance sheet of the Company solely by reason of push-down accounting under GAAP.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Depositary” means, with respect to the Notes issued in the form of one or more Global Notes, DTC or another Person designated as Depositary by the Company, which Person must be a clearing agency registered under the Exchange Act.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10 hereof.

“Designated Preferred Stock” means, with respect to the Company, Preferred Interests (other than Redeemable Capital Interests) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officers’ Certificate of the Company at or prior to the issuance thereof, the net proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3)(B) hereof.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is formed or otherwise incorporated in the United States or a State thereof or the District of Columbia (other than a Restricted Subsidiary the parent or indirect parent of which is not formed or otherwise incorporated in the United States or a State thereof or the District of Columbia) or a Restricted Subsidiary that guarantees or otherwise provides direct credit support for any Debt of the Company.

“DTC” means The Depository Trust Company.

“Eligible Bank” means a bank or trust company (a) that is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (b) that, as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500 million and (c) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“Eligible Cash Equivalents” means any of the following Investments: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (b) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after the date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with any Eligible Bank; (d) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (e) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such Investments have one of the two highest ratings obtainable from either S&P’s or Moody’s and mature within 180 days after the date of acquisition; (f) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank; (g) demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (h) in the case of a Restricted Subsidiary that is not a subsidiary formed or otherwise incorporated in the United States or a State thereof or the District of Columbia, demand deposits and time deposits that (1) are denominated in the currency of a country that is a member of the Organization for Economic Cooperation and Development or the currency of the country in which such Restricted Subsidiary is organized or conducts business and (2) are consistent with the Company’s investment policy as in effect from time to time, provided that, in the case of time deposits, such Investments have a maturity date not more than two years after the date of acquisition and that the Average Life of all such time deposits is one year or less from the respective dates of acquisition; (i) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (a) through (g); and (j) instruments equivalent to those referred to in clauses (a) through (g) above or funds equivalent to those referred to in clause (i) above (in each case which may be held by the Company) denominated in U.S. Dollars, Pounds Sterling or Euros or any other comparable foreign currency and comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by the Company or by any Restricted Subsidiary organized in such jurisdictions, all as determined in good faith by the Company.

“Employee” means any current or former officer, director, manager or employee, including independent contractors, limited partners or other Persons compensated by the Company or any Subsidiary in the ordinary course of business or consistent with past practice of the Company or any Subsidiary.

“Employee Loan” means a loan, made in the ordinary course of business or consistent with past practice, from the Company to an Employee consistent with past practice.

“Event of Default” has the meaning set forth in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Redeemable Capital Interests or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Redeemable Capital Interests or Designated Preferred Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate of the Company.

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Employee Plan” means any document or agreement of any Foreign Subsidiary (whether or not an Employee is a party thereto), as amended, waived, supplemented, renewed or otherwise modified from time to time pursuant to which an Employee provides or is obligated to provide services to or on behalf of such Foreign Subsidiary or any affiliate thereof; provided that the amounts payable to Employees pursuant to such plan are generally consistent with the amounts that would have been paid to Employees of such Foreign Subsidiary if such plan had not been adopted.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants set forth under “Reports,” in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Global Note Legend” means the legend set forth in Section 2.07(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.02, 2.07(b) or 2.07(d) hereof.

“Guarantee” means, as applied to any Debt of another Person, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (b) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (c) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Indenture and their respective successors until such Person is released from its guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement, excluding commodity agreements relating to raw materials used in the ordinary course of the Company’s business.

“Holder” means a Person in whose name a Note is registered in the security register. In connection with Notes issued in global book- entry form, DTC shall be treated for all purposes as the only registered holder of such Notes.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, enter into a Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a

Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. For the avoidance of doubt, Debt of a Restricted Subsidiary which is assumed by the Company or a Restricted Subsidiary shall not be deemed to be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(a) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(c) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory Change of Control Offer or Asset Sale Offer for such Debt; and

(d) unrealized losses or charges in respect of Hedging Obligations.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with its terms.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $250,000,000 aggregate principal amount of the 5.625% Senior Notes due 2023 of the Company issued pursuant to this Indenture.

“Interest Payment Date” means June 15 or December 15 of each year, as applicable, commencing December 15, 2015.

“Integration Costs” means, with respect to any acquisition, all costs relating to the acquisition and integration of the acquired business or operations into the Company, including labor costs, legal fees, consulting fees, travel costs and any other expenses relating to the integration process.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash, Capital Interests or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (a) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (b) the purchase, acquisition or Guarantee of the Debt of another Person; and (c) the purchase or acquisition of the business or assets of another Person substantially as an entirety, but shall exclude: (1) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (2) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (3) prepaid expenses and workers’ compensation, utility, lease and similar deposits, and self insurance retentions or reserves in the normal course of business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Eligible Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issue Date” means June 9, 2015.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Company or any of its Restricted Subsidiaries but in which the Company or any of its Restricted Subsidiaries has a direct or indirect equity or similar interest.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the City of New York or in the Place of Payment.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure Debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with Section 4.07 hereof, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Maturity Date” when used with respect to any Note, means the date on which the principal amount of such Note becomes due and payable as therein or herein provided.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Interest, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale received within 180 days of the initial closing of such Asset Sale, net of (i) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, title and recording expenses and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts applied to the repayment of principal, premium, if any, and interest on senior Debt paid as a result of such transaction, (iii) any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (iv) all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale, and (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale.

“Non-U.S. Person” means a Person who is not a U.S. Person, as defined in Regulation S.

“Note Guarantee” means the Guarantee by any Guarantor of the Company’s obligations under this Indenture.

“Notes” means 5.625% Senior Notes due 2023 of the Company.

“obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offering Memorandum” means the offering memorandum of the Company, dated June 4, 2015, related to the offering of the Notes and related Note Guarantees.

“Officers’ Certificate” means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and delivered to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent Entity” means any direct or indirect parent of the Company.

“Parent Entity Expenses” means:

(a) costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Debt of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(b) customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(c) obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(d) (x) general corporate overhead expenses, including professional fees and expenses and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of the Restricted Subsidiaries;

(e) expenses Incurred by any Parent Entity in connection with any offering, sale, conversion or exchange of Capital Stock or Debt; and

(f) amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 4.07 hereof if made by the Company; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or any of the Restricted Subsidiaries or (B) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or any of the Restricted Subsidiaries (in a manner not prohibited by Section 5.01 hereof) in order to consummate such Investment, (3) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (4) any property received by the Company shall not increase amounts available for Restricted Payments pursuant Section 4.07(a)(3) hereof and (5) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this covenant or pursuant to the definition of “Permitted Investments.”

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Asset Swap” means the purchase and sale or exchange (within a 180-day period) of Related Business Assets or a combination of Related Business Assets and cash or Eligible Cash Equivalents between the Company and/or any of its Restricted Subsidiaries and another Person; provided that any cash or Eligible Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Debt” means:

(a) Debt Incurred pursuant to any Credit Facilities in an aggregate principal amount at the time Incurred does not exceed an amount equal to the greater of (1) $750.0 million at any time outstanding, and (2) such amount that, at the time of Incurrence and after giving pro forma effect thereto (in the manner set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”), as would not cause the Secured Debt Leverage Ratio of the Company for the Four Quarter Period immediately preceding the date of such Incurrence to exceed 3.0 to 1.0 (provided that for purposes of determining the amount that may be Incurred under this clause (a)(2), all Debt then being Incurred pursuant to this clause (a)(2) shall be deemed to be included as Secured Debt in the definition of “Secured Debt Leverage Ratio”) plus, in the case of any refinancing of any Debt Incurred under this clause, the aggregate amount of fees, discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(b) Debt under the Notes issued on the Issue Date and contribution, indemnification and reimbursement obligations (including without limitation those to the Trustee) owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(c) Guarantees of the Notes;

(d) Debt outstanding on the Issue Date (other than clauses (a), (b) or (c) above);

(e) Debt owed to and held by the Company or a Restricted Subsidiary;

(f) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under this Indenture;

(g) Guarantees by any Restricted Subsidiary of the Company of Debt of the Company or a Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement; provided that (1) such Debt is Permitted Debt or is otherwise Incurred in accordance with Section 4.09 hereof and (2) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

(h) Debt incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(i) Debt under Swap Contracts and Hedging Obligations (excluding Swap Contracts and Hedging Obligations entered into for speculative purposes);

(j) the Incurrence by a Restricted Subsidiary of the Company of Acquired Debt that was outstanding on the date that such Restricted Subsidiary was acquired, directly or indirectly, by the Company; provided that (1) such Restricted Subsidiary Incurred such Debt prior to the date that the Company directly or indirectly acquired such Restricted Subsidiary, (2) such Debt was not incurred in connection with, or in contemplation of, such acquisition other than in connection with the refinancing of existing indebtedness, and (3) the Company’s Consolidated Fixed Charge Coverage Ratio immediately following such acquisition and Incurrence would be not less than the Company’s Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition and Incurrence or the Company would be permitted to Incur at least $1.00 of additional Debt pursuant to Section 4.09(a) hereof;

(k) Debt Incurred by the Company or a Restricted Subsidiary to finance an acquisition; provided that the Company’s Consolidated Fixed Charge Coverage Ratio immediately following such acquisition and Incurrence would be not less than the Company’s Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition and Incurrence or the Company would be permitted to Incur at least $1.00 of additional Debt pursuant to Section 4.09(a) hereof;

(l) Debt owed by the Company to a Restricted Subsidiary or by a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company or the Company; provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of this Indenture;

(m) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt, provided that the aggregate principal amount of such Debt outstanding at any time may not exceed the greater of (i) $50.0 million and (ii) 3.75% of Total Assets;

(n) Debt arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under this Indenture;

(o) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Interests; provided, however, that:

(1) any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Company or a Restricted Subsidiary; and

(2) any sale or other transfer of any such Preferred Interests to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (o);

(p) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Debt is extinguished within five Business Days of Incurrence;

(q) Debt of the Company or any of its Restricted Subsidiaries evidenced by promissory notes issued to former or current Employees (or their respective spouses) of the Company, any of its Restricted Subsidiaries or any Parent Entity to finance the purchase or redemption of Capital Interests in the Company or Parent Entity permitted by Section 4.07 hereof;

(r) Debt not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed the greater of (i) $100.0 million and (ii) 7.5% of Total Assets at any time outstanding;

(s) Refinancing Debt;

(t) Permitted Foreign Subsidiary Dispositions; and

(u) Debt in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause and then outstanding, will not exceed 100% of the net cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Interests (other than Redeemable Capital Interests, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Redeemable Capital Interests, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date, and any Refinancing Debt in respect thereof; provided, however, that (i) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Debt in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of Incurring Debt pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments.

Notwithstanding anything herein to the contrary, Debt Incurred under clause (a) of this definition of “Permitted Debt” may not be refinanced as “Refinancing Debt” under clause (s) of this definition of “Permitted Debt” and instead such Refinancing Debt may be incurred under clause (a) of this definition and will be initially deemed outstanding and permitted under such clause (a).

“Permitted Foreign Subsidiary Disposition” means any issuance from time to time of Capital Interests of any Foreign Subsidiary to any Employee pursuant to a Foreign Subsidiary Employment Plan; provided that (a) after giving effect to such issuance such Foreign Subsidiary remains a Subsidiary of the Company, (b) such Capital Interests issued to Employees does not materially reduce the Company’s Control of such Foreign Subsidiary and (c) the Capital Interests issued to such Employees does not materially reduce the economic interests of the Company in such Foreign Subsidiary.

“Permitted Foreign Subsidiary Payment” means any payment by a Foreign Subsidiary from time to time to any Employee pursuant to any Foreign Subsidiary Employee Plan which payment is (a) in the nature of, or in lieu of, compensation payable to Employees or (b) constitutes a redemption or repurchase of Capital Interests in a Foreign Subsidiary held by an Employee.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Investments in cash and Eligible Cash Equivalents;

(d) Investments in property and other assets, owned or used by the Company or any of its Restricted Subsidiaries in the normal course of business;

(e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any of its Restricted Subsidiaries;

(f) Investments by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment (1) such Person becomes a Restricted Subsidiary of the Company or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or any of its Restricted Subsidiaries;

(g) Swap Contracts and Hedging Obligations;

(h) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business or consistent with past practice and payable or dischargeable in accordance with customary trade terms;

(i) any Investments received in compromise or resolution of (1) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business or consistent with past practice of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer; or (2) litigation, arbitration or other disputes with Persons who are not Affiliates;

(j) Investments by the Company or any of its Restricted Subsidiaries not otherwise permitted under this definition, in an aggregate amount not to exceed $100.0 million at the time made;

(k) loans or advances to employees of the Company, any of its Restricted Subsidiaries or any Parent Entity made in the ordinary course of business or consistent with past practice evidenced by Employee Loans, in an aggregate amount not to exceed $20.0 million at any one time outstanding;

(l) Investments the payment for which consists solely of Capital Interests of the Company;

(m) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(n) guarantees by the Company or any of its Restricted Subsidiaries of Debt of the Company or any of its Restricted Subsidiaries of Debt otherwise permitted by Section 4.09 hereof;

(o) Investments in the ordinary course of business or consistent with past practice consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other business arrangements with other Persons;

(p) Investments in Joint Ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of (i) $100 million and (ii) 7.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(q) Investments in securities or other assets not constituting cash, Eligible Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(r) loans by a Foreign Subsidiary to any Employee pursuant to any Foreign Subsidiary Employee Plan in the nature of, or in lieu of, compensatory payments or bonus or incentive payments;

(s) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(t) Investments to the extent made using Qualified Capital Interests of the Company or any Parent Entity.

“Permitted Liens” means:

(a) Liens existing on the Issue Date;

(b) Liens in favor of the Company or the Guarantors;

(c) (1) Liens that secure Debt incurred pursuant to Credit Facilities (including in respect of Treasury Management Agreements) incurred pursuant to clause (a) of the definition of “Permitted Debt” and (2) any Hedging Obligations and Swap Contracts permitted hereunder;

(d) any Lien for taxes, assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(e) any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(f) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

(g) pledges or deposits (1) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (2) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the normal course of business consistent with industry practice; (3) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties, assurances or indemnities given in connection with the activities described in clauses (a) and (b) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (4) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(h) Liens (including Liens securing Acquired Debt) on property or assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction other than in connection with the refinancing of indebtedness of such Person); provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired (or under the written arrangements under which such Liens arose could secure such property or assets) (plus improvements, accessions, proceeds or dividends or distributions in connection with the original property or other assets;

(i) Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary thereof;

(j) for the avoidance of doubt, other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

(k) Liens to secure Refinancing Debt (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in clauses (a), (c), (h), (r), (x), (q), (aa) and (bb) hereof and this clause (k); provided that such Liens do not extend to any other property or assets that secured the Debt being refinanced (or under the written arrangements under which such Liens arose could secure such property or assets) (plus improvements, accessions, proceeds or dividends or distributions in connection with the original property or other assets);

(l) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business or consistent with past practice;

(m) licenses or other agreements relating to intellectual property granted in the ordinary course of business or consistent with past practice;

(n) Liens to secure Capital Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (m) of the definition of “Permitted Debt”; provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Capital Lease Obligations or Purchase Money Debt;

(o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(p) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(q) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person (including Liens that secure Debt of such Subsidiary); provided, however, that (1) the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto) and (2) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary other than in connection with the refinancing of indebtedness;

(r) Liens (1) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business or consistent with past practice of the Company and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its

Restricted Subsidiaries in the ordinary course of business or consistent with past practice and (2) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (i) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice, and (ii) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(s) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(6) hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(t) leases, subleases, licenses or sublicenses which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole, and do not secure any Debt;

(u) any interest of title of an owner of equipment or inventory on loan or consignment to the Company or any Restricted Subsidiary and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(v) deposits in the ordinary course of business or consistent with past practice to secure liability to insurance carriers;

(w) Liens, if any, securing the Notes and the Note Guarantees;

(x) Liens securing Hedging Obligations and Swap Contracts so long as any related Debt is permitted to be Incurred under this Indenture;

(y) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Joint Ventures, partnerships and the like permitted to be made under this Indenture;

(z) Liens pursuant to the terms and conditions of any contracts between the Company or any Restricted Subsidiary and any U.S. or foreign governmental agency or authority;

(aa) Liens on assets of the Company or any of its Restricted Subsidiaries securing Debt that, at the time of Incurrence, would not cause the Secured Debt Leverage Ratio of the Company to exceed 4.0 to 1.0; and

(bb) Liens not otherwise permitted under this Indenture in an aggregate amount not to exceed $100.0 million at any time outstanding.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this covenant and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Tax Distribution” means:

(a) if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent Entity, any dividends or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company, and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; and

(b) for any taxable year (or portion thereof) ending after the Issue Date for which the Company is treated as a disregarded entity, partnership, or other flow-through entity for federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the Company’s direct owner(s) to fund the income Tax liability of such owner(s) (or, if a direct owner is a disregarded entity, partnership or other flow-through entity for federal, state, provincial, territorial and/or local income Tax purposes, of the indirect owner(s)) for such taxable year (or portion thereof) attributable to the operations and activities of the Company and its direct and indirect Subsidiaries, in an aggregate amount not to exceed the actual amount, in the aggregate, of income Tax payable by such owner(s) for such taxable year that is attributable to the ownership interests of such owner(s) in the Company.

“Person” means any individual, corporation, limited liability company, partnership, Joint Venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Notes” means certificated Notes registered in the name of the Holder thereof and issued in accordance with Section 2.07(c) hereof, substantially in the form set forth in Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Place of Payment”, when used with respect to the Notes, means the place or places where the principal of (and premium, if any) and interest on the Notes are payable as specified as contemplated by Section 4.02 hereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Private Placement Legend” means the legend set forth in Section 2.07(f)(1) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Interests.

“Purchase Money Debt” means Debt:

(a) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary of such Person; and

(b) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed; and in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (x) a sale of Capital Interests of the Company (other than Redeemable Capital Stock, Designated Preferred Stock or Capital Stock issued to any Subsidiary of the Company) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Interests or other securities by a Parent Entity (other than Redeemable Capital Stock, Designated Preferred Stock or Capital Stock issued to the Issuer or any Subsidiary of the Company), the proceeds of which are contributed to the equity (other than through an Excluded Contribution of the Company or any of its Restricted Subsidiaries.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A promulgated under the Securities Act.

“Rating Agency” means (a) each of Moody’s and S&P and (b) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3 of the Exchange Act selected by the Company or any parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Ratings Decline Period” means the period that (a) begins on the earlier of (1) the date of the first public announcement of the occurrence of a transaction that, if consummated, would constitute a Change of Control and (2) the occurrence of such Change of Control and (b) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Company, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Ratings Event” means either (a) the failure of the Company (or the successor entity) to obtain and maintain an Investment Grade Rating with respect to its “corporate family rating” (or equivalent term) from at least two Rating Agencies during the applicable Ratings Decline Period, including, without limitation, the withdrawal of the “corporate family rating” (or equivalent term) of the Company (or the successor entity) during the Ratings Decline Period by one or more Rating Agencies; or (b) the downgrade by one or more gradations (including gradations within ratings categories as well as between rating categories) of the “corporate family rating” (or equivalent term) of the Company (or any successor entity) by one or more Rating Agencies to any rating lower than an Investment Grade Rating (unless the applicable Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) during the Ratings Decline Period, or the withdrawal of the “corporate family rating” (or equivalent term) of the Company (or the successor entity) during the Ratings Decline Period by one or more Rating Agencies.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the date that is 91 days after the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Date,” when used with respect to any Note to be redeemed pursuant to Article 3 of this Indenture, means the date fixed for such redemption pursuant to the terms of such Article 3.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces, extends or defeases any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(a) such Refinancing Debt is subordinated to the Notes or any Note Guarantee thereof to at least the same extent as the Debt being refunded, refinanced, renewed, replaced, extended or defeased, if such Debt was subordinated to the Notes or any Note Guarantee thereof;

(b) the Refinancing Debt is scheduled to mature either (1) no earlier than the Debt being refunded, refinanced or extended or (2) at least 91 days after the date the Notes are no longer outstanding;

(c) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, renewed, replaced, extended or defeased; and

(d) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (1) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (2) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (3) the amount of fees, expenses, premiums and costs related to the Incurrence of such Refinancing Debt including on the Debt being refinanced.

“Related Business Assets” means assets (other than cash or Eligible Cash Equivalents) used or useful in the business of the Company or any of its Restricted Subsidiaries; provided that any assets received by the Company or any of its Restricted Subsidiaries in exchange for assets transferred by the Company or any of its Restricted Subsidiaries will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Taxes” means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or to otherwise maintain its existence or good standing under applicable law;

(b) being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company;

(c) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company; or

(d) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 4.10 hereof;

but only, in the case of each of the above, to the extent attributable to such Parent Entity’s direct or indirect ownership of the Company or any Subsidiaries.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Responsible Officer” means, when used with respect to the Trustee, any officer of the Trustee within the corporate trust department of the Trustee located at the Corporate Trust Office who has direct responsibility for the administration of this Indenture and, for the purposes of Section 7.01(c)(2) hereof and the second sentence of Section 7.05 hereof shall also mean any other officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or any of its Restricted Subsidiaries of the Company, other than

(1) dividends, distributions or payments made solely in Qualified Capital Interests in the Company;

(2) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Interests other than the Company or another Restricted Subsidiary on no more than a pro rata basis per class of equity interest); and

(3) dividends, distributions or payments made to any Parent Entity to fund payments in respect of Debt guaranteed by the Company or any Restricted Subsidiary, so long as (i) such Guarantee was incurred in compliance with this Indenture and (ii) any such dividend, distribution or payment actually made is treated as an interest expense in the period in which it is made and is included in the definition of “Consolidated Interest Expense”;

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, defease or otherwise acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt, of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary of the Company (other than a payment made solely in Qualified Capital Interests in the Company);

(c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any of its Restricted Subsidiaries); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(d) any Investment by the Company or any of its Restricted Subsidiaries in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the Issue Date.

“Restricted Physical Note” means a Physical Note bearing the Private Placement Legend.

“Restricted Subsidiary” means any Subsidiary (including any Foreign Subsidiary) that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 405” means Rule 405 promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Secured Debt” means any Debt for borrowed money and Capital Lease Obligations secured by a Lien.

“Secured Debt Leverage Ratio” means, with respect to any Person, the ratio of (i) the aggregate amount of all Secured Debt of such Person and its Restricted Subsidiaries, on a consolidated basis (net of cash and Eligible Cash Equivalents held by them), in each case calculated at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the Transaction Date giving rise to the need to calculate the Secured Debt Leverage Ratio to (ii) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the Four Quarter Period immediately preceding the Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated on a pro forma basis consistent with the pro forma adjustments set forth in the definition of Consolidated Fixed Charge Coverage Ratio and any cash proceeds of any new Debt then being Incurred shall not be netted from the numerator of the ratio described in this definition.

“Significant Subsidiary” has the meaning set forth in Rule 1 -02 of Regulation S-X promulgated under the Securities Act, but shall not include any Unrestricted Subsidiary.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Maturity,” when used with respect to (a) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (b) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Supplemental Indenture” means a supplemental indenture substantially in the form attached as Exhibit D hereto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” means, as of any date, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries that is internally available, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” and as are determined in good faith by the Company.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means (a) the offering, sale and issuance of the Notes, (b) the entering into of the new Credit Agreement and the replacement of the Company’s existing credit facilities, (c) the repayment of all outstanding Debt and accrued interest under the Company’s existing credit facilities and (d) the payment of all fees and expenses related thereto.

“Treasury Management Agreements” means any and all agreements governing the provision of treasury or cash management services, including overnight drafts, credit cards, debit cards and p-cards (including purchasing cards and commercial cards), deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other agreements related to treasury or cash management services.

“Treasury Rate” means with respect to the Notes, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to June 15, 2018; provided, however, that if the period from such Redemption Date to June 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Physical Note” means one or more Physical Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a) any Subsidiary designated as such by an Officers’ Certificate as set forth below where neither the Company nor any of its Restricted Subsidiaries (1) Guarantees any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (2) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary (except in each case of an Investment permitted by this Indenture); and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person, taking into account the voting power of such securities, entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

Section 1.02 Additional Definitions.

Other capitalized terms defined elsewhere in this Indenture and not defined in this Article 1 shall have the meanings assigned to such terms in this Indenture in the sections set forth below.

Acceptable Commitment	Section 4.10(b)(2)
Additional Notes	Section 2.01
Affiliate Transaction	Section 4.11(a)
Asset Sale Offer	Section 4.10(c)

Change of Control Expiration Date	Section 4.13(b)
Change of Control Offer	Section 4.13(a)
Change of Control Payment Date	Section 4.13(b)
Change of Control Purchase Amount	Section 4.13(b)(3)
Change of Control Purchase Price	Section 4.13(b)(4)
Covenant Defeasance	Section 9.01(c)
Covenant Suspension Event	Section 4.17
Discharge	Section 9.01(a)(1)(B)
Excess Proceeds	Section 4.10(c)
Legal Defeasance	Section 9.01(b)
Paying Agent	Section 2.04
Registrar	Section 2.04
Reversion Date	Section 4.17(b)
Suspended Covenants	Section 4.17(a)
Suspension Period	Section 4.17(c)
Surviving Entity	Section 5.01(a)(1)(B)

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(2) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP;

(3) “or” is not exclusive and “including” means “including, without limitation”;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) words used herein implying any gender shall apply to both genders;

(7) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subsection;

(8) “$,” “U.S. Dollars” and “United States Dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts;

(9) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time; and

(10) references to Sections, Articles or Exhibits are references to Sections, Articles or Exhibits of or to this Indenture unless context otherwise requires.

ARTICLE 2

THE NOTES

Section 2.01 Amount of Notes.

The Trustee shall initially authenticate and deliver the Notes for original issue on the Issue Date in an aggregate principal amount of $250,000,000 of the Notes upon a written order of the Company in the form of a Company Order. In addition, at any time and from time to time, the Trustee shall upon a written order of the Company in the form of a Company Order authenticate and deliver any additional Notes (“Additional Notes”) in unlimited aggregate principal amount (so long as permitted by the terms of this Indenture, including, without limitation, Section 4.09 hereof). Each such written order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.02 hereof, shall certify that such issuance is in compliance with Section 4.09 hereof. All the Notes issued under this Indenture shall be consolidated with and form a single class with the Notes and shall have the same terms as to status waivers, amendments, offers to purchase, redemptions or otherwise as the Notes.

Notwithstanding anything else in this Indenture to the contrary, at the Company’s option, Additional Notes may be issued with the same CUSIP number or different CUSIP numbers.

Section 2.02 Form and Dating; Terms.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Depositary, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

(c) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.13 hereof. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Notes and shall have the same terms as to status, waivers, amendments, offers to purchase, redemption or otherwise as the Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09 hereof. Additional Notes shall have substantially identical terms as the Initial Notes, other than with respect to the date of issuance and issue price; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to not be fungible for U.S. federal income tax purposes with any other Notes issued under this Indenture unless identified by a different CUSIP number. Any Additional Notes shall be issued pursuant to an indenture supplemental to this Indenture.

Section 2.03 Execution and Authentication.

The Notes shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Vice President or Treasurer. The signature of any of these officers on the Notes may be manual or facsimile.

If an officer whose signature is on a Note was an officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Note to the Trustee for cancellation as provided in Section 2.12 hereof, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

The Notes shall be issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Section 2.04 Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Company, if any, in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more additional Paying Agents. The term “Paying Agent” includes any additional Paying Agent.

The Company shall enter into an appropriate agency agreement with any Agent that is not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee in writing of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.06 hereof. Upon an Event of Default under Section 6.01(7) or (8), the Trustee shall automatically become the Paying Agent.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee as Registrar, Paying Agent and Agent for service of notices and demands in connection with the Notes and this Indenture, and the Corporate Trust Office of the Trustee as the office or agency of the Company for such purposes, and the Company may change the Paying Agent without prior notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent.

Section 2.05 Paying Agent To Hold Money in Trust.

Each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and the Company and the Paying Agent shall notify the Trustee in writing of any default by the Company (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder; provided that if the Company or an Affiliate thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold such money in a separate trust fund. The Company at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.01(1) or (2) hereof, upon written request to the Paying Agent, require the Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders as of the June 1 or December 1, as applicable, immediately preceding such Interest Payment Date or such other date as the Trustee requests.

Section 2.07 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.07, a Global Note may be transferred, in whole and not in part, only by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Physical Note unless (1) the Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days, (2) subject to the procedures of the Depositary, the Company, at its option, notifies the Trustee in writing that the Company elects to cause the issuance of the Physical Notes, or (3) upon request of the Trustee or Holders of a majority of the principal amount of outstanding Notes, if there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Physical Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Physical Notes issued subsequent to any of the preceding events in (1), (2) or (3) above and pursuant to Section 2.07(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. The Restricted Period shall be terminated upon the receipt by the Trustee of an Officers’ Certificate certifying that the Restricted Period may be terminated in accordance with Regulation S. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(1) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Physical Note in an amount equal to the beneficial interest to be transferred or exchanged and (ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Physical Note shall be registered to effect the transfer or exchange referred to in (i) above; provided that in no event shall Physical Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period. The Restricted Period shall be terminated upon the receipt by the Trustee of an Officers’ Certificate certifying that the Restricted Period may be terminated in accordance with Regulation S. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust or cause to be adjusted the principal amount of the relevant Global Note(s) pursuant to Section 2.07(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(2) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Physical Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Physical Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Physical Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Physical Note, then, upon the occurrence of any of the events in paragraph (1), (2) or (3) of Section 2.07(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Physical Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(g) hereof, and the Company shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Physical Note in the applicable principal amount. Any Physical Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Physical Notes to the Persons in whose names such Notes are so registered. Any Physical Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Unrestricted Global Notes to Unrestricted Physical Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Physical Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Physical Note, then, upon the occurrence of any of the events in subsection (1), (2) or (3) of Section 2.07(a) hereof and satisfaction of the conditions set forth in Section 2.07(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(g) hereof, and the Company shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions an Unrestricted Physical Note in the applicable principal amount. Any Unrestricted Physical Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(3) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Unrestricted Physical Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Physical Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(3) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Physical Notes for Beneficial Interests.

(1) Restricted Physical Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Physical Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Physical Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Physical Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Physical Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Physical Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Physical Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Physical Note is being transferred to the Company or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Physical Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Physical Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(2) Unrestricted Physical Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Physical Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Physical Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Physical Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Unrestricted Physical Note to a beneficial interest is effected pursuant to subparagraph (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Sections 2.01 and 2.03 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Physical Notes so transferred.

(e) Transfer and Exchange of Physical Notes for Physical Notes. Upon request by a Holder of Physical Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Physical Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Physical Notes duly endorsed or accompanied by a written instruction of transfer substantially in the form of Exhibit B attached hereto, duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e):

(1) Restricted Physical Notes to Restricted Physical Notes. Any Restricted Physical Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Physical Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinions of Counsel required by item (3) thereof, if applicable.

(2) Unrestricted Physical Notes to Unrestricted Physical Notes. A Holder of Unrestricted Physical Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Physical Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Physical Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Physical Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Physical Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED, ENCUMBERED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER OF THE SECURITY EVIDENCED HEREBY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (a) ABOVE.”

(B) [Reserved].

(2) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (A NEW YORK CORPORATION) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Physical Notes upon receipt of a Company Order in accordance with Sections 2.01 and 2.03 hereof or at the Registrar’s request.

(2) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Physical Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.08, 2.11, 3.06, 4.10, 4.13 and 8.04 hereof).

(3) Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Physical Notes issued upon any registration of transfer or exchange of Global Notes or Physical Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Physical Notes surrendered upon such registration of transfer or exchange.

(5) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 30 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02 hereof, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(8) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency; provided that such exchange is made in accordance with Section 2.03 hereof.

Whenever any Global Notes or Physical Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Physical Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.03 hereof.

(9) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile.

(10) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer that may be imposed under this Indenture with respect to the Notes pursuant to the terms hereof or under applicable law, other than to require delivery of such certificates, documentation or other evidence as are expressly required by, and to do so if and when expressly required by, this Indenture or the terms of the Notes. None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.08 Replacement Notes.

If a mutilated Note is surrendered to the Registrar or the Trustee, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Holder of such Note furnishes to the Company and the Trustee evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note and if the requirements of Section 8-405 of the New York Uniform Commercial Code as in effect on the date of this Indenture are met. If required by the Trustee or the Company, an indemnity bond shall be posted, sufficient in the judgment of the Trustee to protect it and in the judgment of the Company to protect the Company, the Trustee or any Paying Agent from any loss that any of them may suffer if such Note is replaced. The Company may charge such Holder for the Company’s reasonable out-of-pocket expenses in replacing such Note and the Trustee may charge the Company for the Trustee’s expenses (including, without limitation, attorneys’ fees and disbursements) in replacing such Note. Every replacement Note shall constitute a contractual obligation of the Company.

Section 2.09 Outstanding Notes.

The Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those canceled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Sections 9.01 and 9.02 hereof, on or after the date on which the conditions set forth in Section 9.01 or 9.02 hereof have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder and (d) those described in this Section 2.09 as not outstanding. Subject to Section 2.10 hereof, a Note does not cease to be outstanding because the Company or one of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

If the Paying Agent holds, in its capacity as such, on any Maturity Date, money sufficient to pay all accrued interest and principal with respect to the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.10 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or notice of default or direction, waiver or consent or any amendment, modification or other change to this Indenture, Notes owned by the Company or any other Affiliate of the Company shall be disregarded as though they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes as to which a Responsible Officer of the Trustee has actually received an Officers’ Certificate stating that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee established to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Company or any other obligor on the Notes or any of their respective Affiliates.

Section 2.11 Temporary Notes.

Until definitive Notes are prepared and ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

Section 2.12 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act). Upon written request, the Trustee shall deliver evidence of such canceled Notes to the Company. The Company may not reissue or resell, or issue new Notes to replace Notes that the Company has redeemed or paid, or that have been delivered to the Trustee for cancellation (other than in accordance with this Indenture).

Section 2.13 Defaulted Interest.

If the Company defaults on a payment of interest on the Notes, when the same becomes due and payable and such nonpayment continues for a period of 30 days, it shall pay the defaulted interest, plus (to the extent permitted by law) any interest payable on the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders on a subsequent special record date, which date shall be at least five Business Days prior to the payment date. At least 10 days before such special record date, the Company shall mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest, and interest payable on defaulted interest, if any, to be paid. The Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Notes may be listed and, upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this sentence, such manner of payment shall be deemed practicable by the Trustee.

Section 2.14 CUSIP Number.

The Company in issuing the Notes may use a “CUSIP,” “ISIN” or other similar number, and if so, such CUSIP, ISIN or other similar number shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or other similar number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any such CUSIP, ISIN or other similar number used by the Company in connection with the issuance of the Notes and of any change in the CUSIP, ISIN or other similar number.

Section 2.15 Deposit of Moneys.

Prior to 11:00 a.m., New York City time, on each Interest Payment Date and Maturity Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or Maturity Date, as the case may be. The principal and interest on a Global Note shall be payable by the Trustee to the Depositary of such Global Note or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented thereby. The principal and interest on Physical Notes shall be payable, either in person or by mail, at the office of the Paying Agent.

Section 2.16 Computation of Interest

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Election To Redeem; Notices to Trustee

If the Company elects to redeem Notes, pursuant to this Article 3, at least 30 days prior to the Redemption Date but not more than 60 days prior to the Redemption Date, the Company shall notify the Trustee in writing of the Redemption Date and the principal amount of such Notes to be redeemed and the Redemption Price, and deliver to the Trustee, no later than two Business Days prior to the Redemption Date, an Officers’ Certificate stating that such redemption will comply with the conditions contained this Article 3. Notice given to the Trustee pursuant to this Section 3.01 may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 3.02 Selection by Trustee of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof in authorized denominations to be redeemed by lot, pro rata or by any other method customarily authorized by the clearing systems (subject to DTC procedures). No Notes of $2,000 or less shall be redeemed in part and no redemption shall result in a Holder holding a Note of less than $2,000.

The Trustee shall promptly notify the Company of the Notes selected for redemption and, in the case of any partial redemption, the principal amount thereof to be redeemed. For all purposes of this Indenture unless the context otherwise requires, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

Notices of redemption shall be sent electronically to DTC, in the case of Global Notes, or shall be mailed by first-class mail, in the case of Physical Notes (and, to the extent permitted by applicable procedures or regulations, electronically) upon not less than 30 nor more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 9 hereof.

The notice shall identify the Notes to be redeemed (including the CUSIP numbers thereof) and shall state:

(1) the Redemption Date;

(2) the Redemption Price;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6) that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) if such notice is conditioned upon the occurrence of one or more conditions precedent, the nature of such conditions precedent;

(8) the aggregate principal amount of Notes that are being redeemed;

(9) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(10) that no representation is made as to the correctness or accuracy of the CUSIP number, ISIN number or other similar number, if any, listed in such notice or printed on the Notes.

At the Company’s written request made at least five Business Days prior to the date on which notice is to be given to Holders, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s sole expense.

Notice given to the Holders pursuant to this Section 3.03 may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

Section 3.04 Effect of Notice of Redemption.

Once the notice of redemption described in Section 3.03 hereof is mailed or given electronically in the manner provided in Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date and at the Redemption Price plus interest accrued to the Redemption Date. Upon surrender to the Paying Agent, such Notes shall be paid at the Redemption Price plus interest accrued to, but not including, the Redemption Date; provided that (a) if the Redemption Date is after a regular record date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date; and (b) if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day. Such notice, if mailed or given electronically in the manner provided in Section 3.03 hereof, shall be conclusively presumed to have been given whether or not the Holder receives such notice.

Section 3.05 Deposit of Redemption Price.

On or prior to 11:00 A.M., New York City time, on each Redemption Date, the Company shall deposit with the Paying Agent in immediately available funds money sufficient to pay the Redemption Price of, and accrued interest on, all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been delivered by the Company to the Trustee for cancellation.

On and after any Redemption Date, if money sufficient to pay the Redemption Price of, and accrued interest on, Notes called for redemption shall have been made available in accordance with the immediately preceding paragraph, the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the Redemption Price of, and, subject to Section 3.04(a) hereof, accrued and unpaid interest on, such Notes to, but not including, the Redemption Date. If any Note surrendered for redemption shall not be so paid, interest will be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case at the rate and in the manner provided in the Notes.

Section 3.06 Notes Redeemed in Part.

In the case of Physical Notes redeemed in part, a new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon surrender for cancellation of the original Note. In the case of Global Notes redeemed in part, the outstanding balance of any such Global Note shall be adjusted by the Trustee to reflect such redemption. On and after the Redemption Date, interest will cease to accrue on Notes or portions of them called for redemption, unless the Company defaults in the payment of the redemption price.

Section 3.07 Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to June 15, 2018, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or sent in accordance with the procedures of DTC for Global Notes, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the Redemption Date).

(b) In addition, the Notes may be redeemed, at the option of the Company, in whole or in part, at any time on or after June 15, 2018, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning on June 15 of each of the years indicated below:

Year	Redemption Price
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

(c) In addition to the optional redemption provisions of the Notes described in clauses (a) and (b) of this Section 3.07, prior to June 15, 2018, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 40% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date; provided that at least 50% of the aggregate principal amount of Notes originally issued under this Indenture (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Principal, Premium and Interest.

The Company covenants and agrees that it will duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes and this Indenture.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in each Place of Payment for Notes an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each Place of Payment for Notes for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03 Provision of Financial Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise reporting on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Company will furnish to the Trustee and the Holders, within the time periods specified below:

(1) within 90 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” and a report on the annual financial statements by the Company’s independent registered public accounting firm; provided, that if at the end of any applicable fiscal year there are any Unrestricted Subsidiaries, the Company shall also furnish a reasonably detailed presentation, either on the face of the annual financial statements delivered pursuant to this clause (1) or in the footnotes thereto, and in the management discussion and analysis, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, file with the SEC; and

(3) promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable form (if the Company had been a reporting company under Section 15(d) of the Exchange Act) for any of the following events; provided, that the foregoing shall not obligate the Company to (i) make available any information otherwise required to be included on a Form 8-K regarding the occurrence of any such event if the Company determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole or (ii) make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) material Debt and (y) historical and pro forma financial statements to the extent reasonably available:

(A) the entry into or termination of material agreements;

(B) significant acquisitions or dispositions;

(C) the sale of equity securities;

(D) bankruptcy;

(E) cross-default under direct material financial obligations;

(F) a change in the Company’s certifying independent auditor;

(G) the appointment or departure of directors or executive officers;

(H) non-reliance on previously issued financial statements; and

(I) change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below; provided, however, that the Company shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or (ii) provide the type of information contemplated by Rule 3-10 of Regulation S-X with respect to separate financial statements for Guarantors or any financial statements for unconsolidated subsidiaries or 50% or less owned persons contemplated by Rule 3-09 of Regulation S-X or any schedules required by Regulation S-X, or in each case any successor provisions. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 or 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.01 hereof if Holders of at least 30% in principal amount of the total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(b) Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the immediately preceding paragraph, the Company shall also post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the U.S. Securities Act or non-U.S. persons (as defined in Regulation S under the U.S. Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are reasonably satisfactory to the Company.

(c) Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with this Section 4.03, will for the 180 days after the occurrence of such an Event of Default consist exclusively, to the extent permitted by applicable law, of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest will be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above under this covenant first occurs to, but excluding, the 180th day thereafter (or such earlier date on which the Event of Default relating to such failure to comply with this covenant is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 180th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided under Section 6.01 hereof.

(d) The Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(e) Notwithstanding anything to the contrary set forth above in this Section 4.03, if the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise reporting on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, and so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations::

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; provided, that if at the end of any applicable fiscal year there are any Unrestricted Subsidiaries, the Company shall also furnish a reasonably detailed presentation, either on the face of the annual financial statements delivered pursuant to this clause (1) or in the footnotes thereto, and in the management discussion and analysis, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries;

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

(3) whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) of Section 4.03(e) hereof with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) or otherwise make such information available to prospective investors; and

(4) to the extent not satisfied by the foregoing, the Company will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(f) Notwithstanding anything to the contrary set forth above in this Section 4.03, if the Company or any Parent Entity of the Company has furnished the Holders and filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the respective time periods specified above, the reports described in the preceding paragraphs with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this covenant; provided that, if the financial information so furnished relates to any Parent Entity, the same is accompanied by consolidating information, that explains in reasonable detail (including selected quantitative metrics) the differences between the information relating to such Parent Entity or Parent Entities, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(g) Delivery under this Section 4.03 of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Corporate Existence.

Subject to Article 5 hereof and the ability to convert into an entity that is a Person described in Section 5.01(a)(1)(B) hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation.

Section 4.05 Money for Notes Payments To Be Held in Trust.

(a) If the Company shall at any time act as its own Paying Agent with respect to the Notes, it will, on or before each Maturity Date or Interest Payment Date on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee in writing of its action or failure so to act.

(b) Whenever the Company shall have a Paying Agent for the Notes, it will, prior to 11:00 a.m., New York City time, on each Maturity Date or Interest Payment Date on the Notes, deposit with the Paying Agent in immediately available funds a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of its action or failure so to act.

(c) The Company will cause the Paying Agent, other than the Trustee, to execute and deliver to the Trustee an instrument in which the Paying Agent shall agree with the Trustee, subject to the provisions of this Section 4.05, that the Paying Agent will:

(1) hold all sums held by it for the payment of the principal of (and premium, if any) or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest on the Notes; and

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by the Paying Agent.

(d) The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct the Paying Agent to pay, to the Trustee all sums held in trust by the Company or the Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent shall be released from all further liability with respect to such money.

(e) Subject to applicable abandoned property law, any money deposited with the Trustee or the Paying Agent, or then held by the Company, in trust for the payment of the principal of (and premium, if any) or interest on the Notes and remaining unclaimed for three years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company on Company Order, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or the Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or the Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in New York, New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 4.06 [Reserved].

Section 4.07 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(2) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt pursuant to Section 4.09(a) hereof; and

(3) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments made pursuant to clauses (2) through (18) of Section 4.07(b) hereof shall not exceed the sum (without duplication) of:

(A) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from April 1, 2015 and ending on the last day of the fiscal quarter for which financial statements are available immediately preceding the date of such proposed Restricted Payment, plus

(B) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (1) as a contribution to its common equity capital (other than through an Excluded Contribution) or (2) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company), plus

(C) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the Issue Date, in any Person, resulting from (1) payments of interest on Debt, dividends, repayments of loans or advances, or any sale or disposition of such Investments (but only to the extent such items are not included in the calculation of Consolidated Net Income), in each case to the Company or any Subsidiary from any Person, or (2) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person subsequent to the Issue Date.

(b) Notwithstanding Section 4.07(a) hereof, the Company and its Restricted Subsidiaries may take the following actions, provided that, in the case of clauses (10) and (12) of this Section 4.07(b), immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

(1) the payment of any dividend on Capital Interests in the Company or any of its Restricted Subsidiaries or the consummation or any redemption within 60 days after declaration of such dividend or the giving of the redemption notice, as the case may be, if at the date of such declaration or giving of the redemption notice payment was permitted by Section 4.07(a) hereof;

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(3) the purchase, repurchase, redemption, defeasance or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (A) Qualified Capital Interests of the Company or (B) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with this Indenture, so long as such new subordinated Debt constitutes Refinancing Debt of the subordinated Debt being purchased, repurchased, redeemed, defeased, acquired or retired subordinated Debt;

(4) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or any Parent Entity held by Employees of the Company, and of its Subsidiaries or any Parent Entity (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $40.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company or any Parent Entity to Employees of the Company, and its Subsidiaries, or any Parent Entity that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 4.07(a)(3) hereof; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (4) in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Debt and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Debt makes payments with respect to such Debt);

(5) the repurchase of Capital Interests deemed to occur upon (A) the exercise of stock options, warrants or other convertible or exchangeable securities or (B) the withholding of a portion of such Capital Interests to pay for the taxes payable by such Person on account of such grant or award;

(6) the extension of credit that constitutes intercompany Debt, the Incurrence of which was permitted pursuant to Section 4.09 hereof;

(7) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company, any Parent Entity or a Restricted Subsidiary, or in connection with any merger, consolidation, amalgamation or other combination involving the Company;

(8) the declaration and payment of dividends, capital distributions or payments to holders of any class or series of Redeemable Capital Interests of the Company, any Parent Entity or any Restricted Subsidiary issued or Incurred in compliance with Section 4.09 hereof to the extent such dividends, capital distributions or payments are included in the definition of Consolidated Fixed Charges;

(9) the repurchase, redemption or other acquisition or retirement for value of any subordinated Debt in accordance with provisions substantially similar to those described in Sections 4.10 and 4.13 hereof; provided that the Company shall have first complied with Sections 4.10 and 4.13 hereof and all Notes tendered by Holders in connection with any Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value prior to repurchasing, redeeming or otherwise acquiring or retiring for value any such subordinated Debt;

(10) the making of any Restricted Payments if, at the time of the making of such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Debt to finance such payment), the Consolidated Total Leverage Ratio of the Company would not exceed 3.50 to 1.00;

(11) any payments made by the Company in connection with the consummation of the Transactions;

(12) the making of any other Restricted Payments not in excess of $100.0 million in the aggregate outstanding at any time made;

(13) [reserved];

(14) the declaration and payment by the Company of dividends on the common stock or common equity interests of the Company in an amount not to exceed in any fiscal year the amount per share of dividends on the common stock or common equity interests of the Company paid by the Company in the prior fiscal year, in each case to pay regular quarterly cash dividends to stockholders of the Company in the ordinary course of business or consistent with past practice;

(15) from time to time any Foreign Subsidiary may make any Permitted Foreign Subsidiary Payment and may enter into any Foreign Subsidiary Employee Plan with any Employee;

(16) dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to the aggregate of (without duplication) Permitted Tax Distributions and the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes;

(17) Restricted Payments that are made with Excluded Contributions; and

(18) (i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Issue Date; and (ii) the declaration and payment of dividends to any Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of Designated Preferred Stock of such Parent Entity issued after the Issue Date; provided, however, that, in the case of clause (ii), the amount of all dividends declared or paid pursuant to this clause shall not exceed the aggregate amount contributed in cash to the equity (other than through the issuance of Redeemable Capital Interests or an Excluded Contribution) of the Company, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (ii), that at the date of issuance of such Designated Preferred Stock, after giving effect to such payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt pursuant to the provisions in Section 4.09(a) hereof.

(c) If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting its Consolidated Net Income.

(d) For purposes of determining compliance with this Section 4.07, in the event that a payment or other action meets the criteria of more than one of the exceptions described in Section 4.07(b) hereof, or is permitted to be made pursuant to Section 4.07(a) (including by virtue of qualifying as a Permitted Investment), the Company will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this Section 4.07. Payments or other actions permitted by this Section 4.07 need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investment”).

(e) If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to Section 4.07(a)(3) hereof, in each case to the extent such Investments would otherwise be so counted.

(f) For purposes of this Section 4.07, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Section 4.08 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) The Company will not, and will not permit any of its Restricted Subsidiaries (that is not a Guarantor) to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to this Indenture or any law, rule, regulation or order) on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (2) make loans or advances to the Company or any Restricted Subsidiary or (3) sell, lease or transfer any of its property or assets to the Company or any of its Restricted Subsidiaries.

(b) Section 4.08(a) hereof shall not apply to the following encumbrances or restrictions existing under or by reason of:

(1) any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings thereof, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Company, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(2) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof, other than in connection with the refinancing of Debt related to the acquired property);

(3) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary (other than in connection with the refinancing of Debt at such Person), and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(4) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (1) through (3) of this Section 4.08(b), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Company;

(5) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(6) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(7) any encumbrance or restriction under this Indenture, the Notes and the Note Guarantees;

(8) any encumbrance or restriction on the sale of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary, pending its sale or other disposition;

(9) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business or consistent with past practice;

(10) customary provisions with respect to the disposition or distribution of assets or property in Joint Venture agreements, partnership agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;

(11) any instrument or agreement governing Debt or Capital Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition other than in connection with the refinancing of existing indebtedness), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of this Indenture to be incurred;

(12) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business or consistent with past practice that impose restrictions on that property so acquired of the nature described in clause (3) of Section 4.08(a) hereof;

(13) any encumbrance or restriction existing by reason of any Liens otherwise permitted to be incurred under this Indenture, including the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens; and

(14) any other instrument or agreement governing Debt (1) entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or (2) either (a) the Company determines, in good faith, at the time of entry into such agreement or instrument that such encumbrance or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument.

(c) Nothing contained in this Section 4.08 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted pursuant to Section 4.12 hereof or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with Sections 4.09 and 4.12 hereof.

Section 4.09 Limitation on Incurrence of Debt.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that the Company and any Restricted Subsidiary may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the relevant Four Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be greater than 2.0:1.0; provided that the aggregate principal amount of Debt (including Acquired Debt) permitted to be Incurred pursuant to this paragraph by Restricted Subsidiaries that are not Guarantors may not exceed the greater of (i) $75.0 million and (ii) 5.0% of Total Assets at any time outstanding.

(b) If, during the Four Quarter Period or subsequent thereto and on or prior to the date of determination, the Company or any of its Restricted Subsidiaries shall have engaged or shall engage in any Asset Sale or other disposition, Asset Acquisition, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or incurrence or retirement of Debt or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or other disposition, Asset Acquisition, Investments, mergers, consolidations, discontinued operations, incurrence or retirement of Debt, or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or other disposition, Asset Acquisition, Investments, mergers, consolidations, discontinued operations, or incurrence or retirement of Debt or designation had occurred on the first day of the Four Quarter Period.

(c) If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the concurrent acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to (1) the Incurrence of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and (2) the inclusion, in the Company’s Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

(d) Notwithstanding the provisions of Section 4.09(a) hereof, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

(e) For purposes of determining any particular amount of Debt under this Section 4.09, (1) Debt Incurred and outstanding under the Credit Agreement on the Issue Date shall at all times be treated as Incurred pursuant to clause (a) of the definition of “Permitted Debt,” and (2) Guarantees or obligations with respect to letters of credit in each case supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 4.09, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and under Section 4.09(a) hereof, the Company, in its sole discretion, may classify, and from time to time may reclassify, all or any portion of such item of Debt in any manner such that the item of Debt would be permitted to be incurred at the time of such classification or reclassification, as applicable.

(f) The accrual of interest, the accretion or amortization of original issue discount or accreted value, the accretion of dividends, and the payment of interest on Debt in the form of additional Debt or payment of dividends on Capital Interests in the form of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this Section 4.09.

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Debt, the U.S. dollar- equivalent principal amount of Debt denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred. Notwithstanding any other provision of this Section 4.09, the maximum amount of Debt that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(h) The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination.

Section 4.10 Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor, together with all Asset Sales since the Issue Date (on a cumulative basis) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Eligible Cash Equivalents; provided that the amount of:

(A) any liabilities (as reflected in the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if Incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such Incurrence or accrual had taken place on the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(B) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, no greater than the greater of (i) $40.0 million and (ii) 3% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to reduce:

(A) obligations under the Credit Agreement, or under any other Debt which is secured Debt permitted by this Indenture (and, to the extent the obligations being reduced constitute revolving credit obligations, to correspondingly reduce commitments with respect thereto); or

(B) Debt of a Restricted Subsidiary that is not a Guarantor, other than Debt owed to the Company or another Restricted Subsidiary (or any affiliate thereof); or

(2) to make any combination of (A) an Investment in any one or more businesses; provided that if such business is not a Restricted Subsidiary such Investment is in the form of the acquisition of Capital Interests and results in the

Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Interests of such business such that it constitutes a Restricted Subsidiary, (B) an Investment in properties, (C) capital expenditures or (D) acquisitions of other assets, in the case of each of (A) through (D), that are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that, in the case of this clause (b) of Section 4.10, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further, that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then, to the extent the 450-day period referred to in the first sentence of this paragraph has lapsed, such Net Proceeds shall constitute Excess Proceeds (as defined in clause (c) of this Section 4.10).

(c) Any Net Proceeds from Asset Sales that are not invested or applied as provided and within the time period described in clause (b) of this Section 4.10 (or such earlier date as the Company may elect) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer to all Holders of the Notes, and, if required or permitted by the terms of senior Debt, to the holders of such senior Debt (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such senior Debt that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by giving the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

(d) To the extent that the aggregate amount of Notes and any other senior Debt tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes or the senior Debt surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (subject to procedures of DTC, in the case of global notes) and the agent for such other senior Debt, as applicable, shall select such other senior Debt to be purchased by lot, pro rata or by any other method customarily authorized by clearing systems (so long as authorized denomination results therefrom) based on the accreted value or principal amount of the Notes or such other senior Debt tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Company may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale; provided that such Asset Sale Offer shall be in an aggregate amount of not less than $10.0 million. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes or such other senior Debt shall not be deemed Excess Proceeds.

(e) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Debt outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(f) Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant so long, but only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to, within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriated Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes payable or reasonably reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this covenant and (ii) to the extent that the Company has reasonably determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Company, any Restricted Subsidiary or any of their respective Affiliates and/or equity owners would incur a tax liability, including a taxable dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Proceeds so affected will not be required to be applied in compliance with this covenant. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(g) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or an Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making a such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(h) To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described herein by virtue thereof.

Section 4.11 Limitation on Affiliate Transactions.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving consideration in excess of $2.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would reasonably have been expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of clause (a) of this Section 4.11:

(1) any employment or other compensation arrangement or agreement, employee or compensation benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto (including Employee Loans);

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, a Capital Interest in, or controls, such Person;

(4) payment of directors’ fees to Persons who are not otherwise Affiliates of the Company and the payment of customary indemnification to directors, officers, employees and agents of the Company and its Restricted Subsidiaries;

(5) any issuance of Capital Interests (other than Redeemable Capital Interests);

(6) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(7) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(8) any (x) purchases of any class of Debt from, or lending of any class of Debt to, the Company or any of its Restricted Subsidiaries so long as such purchase or loan investment in such Debt is being offered by the Company or such Restricted Subsidiary generally to other investors who are not Affiliates of the Company or such Restricted Subsidiary on the same or favorable terms and at least a majority of the principal amount of such Debt is purchased or otherwise invested in by Persons who are not Affiliates of the Company or any Restricted Subsidiary and (y) repurchases, redemptions or other payments or retirements for value by the Company or any of its Restricted Subsidiaries to Affiliates of the Company or such Restricted Subsidiary of Debt of any class held by any Affiliate of the Company contemplated in the foregoing clause (x) so long as such repurchase, redemption or other payment or retirement for value is made in accordance with the terms of such Debt;

(9) [reserved];

(10) Restricted Payments that do not violate the provisions of Section 4.07 hereof and the definition of “Permitted Investment”;

(11) the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights or equity interests to directors, officers, employees and consultants that are approved by the Board of Directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(12) the existence of, or the performance by the Company or any of its Restricted Subsidiaries under the terms of, any agreement or instrument as in effect on the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, or any extensions or replacements thereof, is not more disadvantageous to the Holders in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;

(13) contributions to the capital of Subsidiaries to the extent necessary to comply with laws or regulations mandating solvency or minimum capitalization;

(14) any contribution to the capital of the Company;

(15) any transaction between any Foreign Subsidiary and any Employee pursuant to any Foreign Subsidiary Employee Plan; and

(16) payments by the Company and any Parent Entity and their Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of “Related Taxes” among the Company and any such Parent Entity and their Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries.

Section 4.12 Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries that is a Guarantor, directly or indirectly, to enter into, create, incur, assume or permit to exist any Liens of any kind (other than Permitted Liens), on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, which Liens secure Debt, without securing the Notes and all other amounts due under this Indenture equally and ratably with (or prior to) the Debt secured by such Lien until such time as such Debt is no longer secured by such Lien; provided that if the Debt so secured is subordinated by its terms to the Notes or a Note Guarantee, the Lien securing such Debt will also be so subordinated by its terms to the Notes and the Note Guarantees at least to the same extent.

Section 4.13 Purchase of Notes Upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Indenture and Notes, unless the Company has previously or concurrently sent a redemption notice with respect to all the outstanding Notes pursuant to Section 3.07 hereof, the Company will make a written offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a Change of Control Purchase Price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the purchase date.

(b) The Change of Control Offer will be sent by the Company, in the case of Global Notes, through the facilities of DTC, and, in the case of Physical Notes, by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Change of Control Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Change of Control Offer at the purchase price set forth in such Change of Control Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Change of Control Offer shall specify an expiration date (the “Change of Control Expiration Date”) which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Change of Control Offer and a settlement date (the “Change of Control Payment Date”) for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 30 days (or such shorter period as is acceptable to the Trustee) prior to the delivery, in the case of Global Notes, through the facilities of DTC, and, in the case of Physical Notes, prior to the mailing of the Change of Control Offer of the Company’s obligation to make a Change of Control Offer, and the Change of Control Offer shall be sent electronically or mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Change of Control Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. The Change of Control Offer shall also state:

(1) the Section of this Indenture pursuant to which the Change of Control Offer is being made;

(2) the Change of Control Expiration Date and the Change of Control Payment Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Change of Control Offer (the “Change of Control Purchase Amount”);

(4) the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to this Indenture) (the “Change of Control Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum principal amount of $2,000 (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Change of Control Offer, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Change of Control Offer will continue to accrue interest at the same rate;

(8) that, on the Change of Control Purchase Date, the Change of Control Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Change of Control Offer;

(9) that each Holder electing to tender a Note pursuant to the Change of Control Offer will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Change of Control Offer prior to 5:00 p.m. New York City time on the Change of Control Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than 5:00 p.m. New York City time on the Change of Control Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate numbers of the Notes the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that if Notes having an aggregate principal amount less than or equal to the Change of Control Purchase Amount are duly tendered and not withdrawn pursuant to the Change of Control Offer, the Company shall purchase all such Notes; and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate, upon receipt of a Company Order, and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

(c) A Change of Control Offer shall be deemed to have been made by the Company with respect to the Notes if (1) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control Triggering Event, the Company commences a Change of Control Offer for all outstanding Notes at the Change of Control Purchase Price (provided that the running of such 60-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Change of Control Offer is delayed or suspended by reason of any court’s or governmental authority’s review of or ruling on any materials being employed by the Company to effect such Change of Control Offer, so long as the Company has used and continues to use its commercially reasonable efforts to make and conclude such Change of Control Offer promptly) and (2) all Notes properly tendered pursuant to the Change of Control Offer are purchased on the terms of such Change of Control Offer.

(d) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(e) The Company will not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control Triggering Event if (1) a third party makes such Change of Control Offer contemporaneously with or upon a Change of Control Triggering Event in the manner, at the times and otherwise in compliance with the requirements of this Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given pursuant to Section 3.07 hereof.

(f) On the Change of Control Payment Date, the Company will, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation of the Notes so accepted together with an Officers’ Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

Section 4.14 [Reserved].

Section 4.15 Additional Note Guarantees.

The Company will cause each of its wholly-owned Domestic Restricted Subsidiaries that guarantees any Debt under the Credit Agreement or any other Credit Facility of the Company or any Guarantor, to execute and deliver a Supplemental Indenture to this Indenture within 30 days of its guarantee of such other Debt (and, in the case of a Guarantee of any such other Debt which is subordinated in right of payment to the Notes, to expressly subordinate such Guarantee of such other Debt in right of payment to such Note Guarantee substantially to the same extent) providing a Note Guarantee, unless (x) any such guarantee of any Restricted Subsidiary existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary other than in connection with any refinancing of indebtedness or (y) in the event the Note Guarantee by such Restricted Subsidiary would not be permitted under applicable law. If any Guarantor ceases to guarantee the obligations of the Company or any Guarantor under the Credit Agreement or any other Credit Facility, such Guarantor’s obligations under the Note Guarantees will be released automatically, except in each case, a release as a result of the repayment in full of the Debt specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Debt of such Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated).

Section 4.16 Limitations on Creation of Unrestricted Subsidiaries.

(a) The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

(b) The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(1) the Subsidiary to be so designated has Total Assets of $1,000 or less; or

(2) the Company could make a Restricted Payment at the time of designation in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.07 hereof and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

(c) An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (1) all the Debt of such Unrestricted Subsidiary could be Incurred under Section 4.09 hereof and (2) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12 hereof.

Section 4.17 Covenant Suspension Event

(a) If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) and continuing until any Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.10 and 4.11 hereof (collectively, the “Suspended Covenants”).

(b) In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c) The period of time between (and including) the date of the Covenant Suspension Event and the Reversion Date (but excluding the Reversion Date) is referred to in this description as the “Suspension Period.” In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made on or after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period, (2) all Debt Incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (b) of the definition of “Permitted Debt”, (3) no Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period, (4) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(12) hereof and (5) any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Section 4.08 that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(1) hereof.

(d) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by the Issuer or any of the Restricted Subsidiaries to comply with the Suspended Covenants during any Suspension Period (or, upon termination of the Suspension Period, as a result of any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(e) The Company shall provide written notice to the Trustee and the Holders upon the occurrence of a Covenant Suspension Event or a Reversion Date. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders of the occurrence of any Covenant Suspension Event or Reversion Date.

Section 4.18 Compliance Certificate.

So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within ten Business Days after the principal executive officer, the principal financial officer, the principal accounting officer, any corporate executive vice president or the treasurer of the Company becomes aware that a Default or Event of Default has occurred and is continuing, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.19 Stay, Extension and Usury Laws.

Each of the Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

ARTICLE 5

SUCCESSORS

Section 5.01 Consolidation, Merger and Sale of Assets.

(a) The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any other Person, unless:

(1) either:

(A) the Company shall be the continuing Person; or

(B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (i) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, Canada, Switzerland, the United Kingdom, any member of the European Union, or any state, province or division of any of the foregoing countries and (ii) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Indenture; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(2) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no (x) Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) either (I) the applicable Surviving Entity would be able to Incur at least $1.00 of Debt pursuant to Section 4.09(a) hereof or (II) the Consolidated Fixed Charge Coverage Ratio immediately following such transaction or series of transactions would be not less than the Company’s Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions; and

(3) the Company delivers, or causes to be delivered, to the Trustee, in form reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture and that such supplemental indenture constitutes the valid and binding obligation of the Surviving Entity subject to customary exceptions.

(b) Notwithstanding the foregoing, failure to satisfy the requirements of clause (2) of Section 5.01(a) hereof will not prohibit:

(1) a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(2) a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof; so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

(c) For all purposes of this Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

(d) Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in clauses (a), (b) and (c) of this Section 5.01, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under this Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a surviving Person duly assumes all of the obligations and covenants of the Company pursuant to this Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default” under this Indenture:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(4) default in the performance, or breach, of any other covenant or agreement of the Company or any Guarantor in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), or (3) of this Section 6.01), and continuance of such default or breach for a period of 60 days after written notice thereof (or 90 days in the case of such a default or breach under Section 4.03 hereof) has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes;

(5) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) having, individually or in the aggregate, a principal or similar amount outstanding of at least $50.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $50.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(6) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $50.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(7) the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary):

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding or consents to its dissolution or winding-up;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) generally is not paying its debts as they become due; or

(F) takes any comparable action under any foreign laws relating to insolvency;

provided, however, for the avoidance of doubt, that the dissolution or liquidation of any Restricted Subsidiary the Company or into another Restricted Subsidiary, other than as part of a credit reorganization, shall not constitute an Event of Default under this Section 6.01(7); and

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary insolvency proceeding;

(B) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for any substantial part of their property;

(C) orders the winding-up, liquidation or dissolution of the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);

(D) orders the presentation of any plan or arrangement, compromise or reorganization of the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(E) grants any similar relief under any foreign laws;

and in each such case the order or decree remains undischarged, unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 6.02 Acceleration of Maturity; Rescission.

(a) If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01 hereof with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 30% in aggregate principal amount of the outstanding Notes may, subject to Section 4.03(c) hereof, declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if (1) the rescission would not conflict with any judgment or decree and (2) all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(b) In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) of Section 6.01 hereof has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) of Section 6.01 hereof shall be remedied or cured by the Company or any of its Restricted Subsidiaries of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

(c) If an Event of Default specified in clause (7) or (8) of Section 6.01 hereof occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee is authorized to pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes, as the case may be, or to enforce the performance of any provision of the Notes or this Indenture and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

(b) The Trustee is authorized to maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. Any such proceeding instituted by the Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation, expenses, disbursements of the Trustee and its counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative, to the extent permitted by law. Any costs, including attorneys’ fees and expenses, associated with actions taken by the Trustee under this Section 6.03 shall be reimbursed to the Trustee by the Company.

Section 6.04 Waiver of Past Defaults and Events of Default.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under this Indenture and its consequences, except a Default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to a Change of Control Offer or Asset Sale Offer which has been made by the Company); or

(2) in respect of a covenant or provision of this Indenture which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Section 6.05 Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to receipt by the Trustee of security and indemnity satisfactory to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or for any remedy hereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 30% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

Section 6.07 Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of (and premium, if any) or interest on such Note (including in connection with an offer to purchase) or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in clause (1) or (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and, unless prohibited by law, shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceedings. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the

Trustee without the possession of any of the Notes thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.10 Priorities.

Any money or property collected by the Trustee pursuant to this Article 6, and any money or other property distributable in respect of the Company’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee (including any predecessor Trustee) for amounts due under Section 7.06 hereof;

SECOND: to Holders for amounts due and unpaid on the affected Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the affected Notes; and

THIRD: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

Section 6.12 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Notes to exercise any right or remedy occurring upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it under this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture but, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of clause (b) or (d) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction of the Holders of a majority in aggregate principal amount of the outstanding Notes, determined as provided herein, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any cost, loss, liability or expense.

(e) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section 7.01.

(f) The Trustee shall not be liable for interest or earnings on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by the law.

(g) The Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

Section 7.02 Rights of Trustee.

Subject to Section 7.01 hereof:

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed in good faith by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a board resolution.

(c) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate or an Opinion of Counsel or both.

(d) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through attorneys or agents and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent appointed with due care by it hereunder.

(e) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(f) The Trustee may consult with counsel of its selection, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in reliance thereon.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and indemnity satisfactory to the Trustee against the costs, losses, expenses and liabilities which might be incurred by it in compliance with such request or direction and then only to the extent required by the terms of this Indenture.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records, and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such Default or Event of Default from the Company or any Holder is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(m) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority; natural catastrophes or other acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(n) The permissive right of the Trustee to take or refrain from taking action hereunder shall not be construed as a duty.

(o) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel; provided, that the Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Company or any Affiliate thereof with the same rights it would have if it were not Trustee.

Any Agent may do the same with like rights. The Trustee is also subject to Section 7.09 hereof.

Section 7.04 Trustee’s Disclaimer.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representations as to the validity, sufficiency or adequacy of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty or covenant made in this Indenture.

Section 7.05 Notice of Defaults.

Within 90 days after the occurrence thereof, and if actually known to a Responsible Officer of the Trustee, the Trustee shall give to the Holders of the Notes a notice of each Default or Event of Default with respect to the Notes known to the Trustee, by transmitting such notice to Holders at their addresses as the same shall then appear on the register of the Notes kept by the Registrar, unless such Default shall have been cured or waived before the giving of such notice and a Responsible Officer of the Trustee has actual knowledge of such cure or waiver. Except in the case of a Default or Event of Default in payment of the principal of (and premium, if any) or interest on any of the Notes when and as the same shall become payable, or to make any payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of this Indenture), the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06 Compensation and Indemnity.

(a) The Company shall pay to the Trustee and Agents from time to time such compensation for their services hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as shall be agreed upon in writing. The Company shall reimburse the Trustee and Agents upon request for all disbursements, expenses and advances incurred or made by them in connection with the Trustee’s duties under this Indenture, including the compensation, disbursements and expenses of the Trustee’s agents and external counsel, except any such expense, disbursement or advance as may be attributable to its willful misconduct or gross negligence.

(b) The Company and the Guarantors, jointly and severally, shall fully indemnify each of the Trustee and their officers, directors, agents and employees and any predecessor Trustee for, and hold each of them harmless against, any and all loss, damage, claim, liability or expense, including, without limitation, attorneys’ fees and expenses incurred by each of them in connection with the acceptance or performance of its duties under this Indenture including the costs and expenses of defending itself against any claim (whether asserted by the Company, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder (including, without limitation, settlement costs). The Trustee or Agent shall notify the Company in writing promptly of any claim of which a Responsible Officer of the Trustee has actual knowledge asserted against the Trustee or Agent for which it may seek indemnity; provided that the failure by the Trustee or Agent to so notify the Company shall not relieve the Company or the Guarantors of their obligations hereunder. The Trustee may have separate counsel with respect to the defense of any such claim and the Company and the Guarantors, jointly and severally, shall pay the reasonable fees and expenses of such counsel; provided, however, that the Company and the Guarantors shall not be required to pay such fees and expenses if they assume the Trustee’s defense and, in the Trustee’s reasonable judgment, there is no conflict of interest between (1) the Company and the Guarantors, as applicable, and (2) the Trustee in connection with such defense or potential harm to the Trustee’s business.

(c) Notwithstanding the foregoing, the Company need not reimburse the Trustee for any expense or indemnify it against any loss or liability to have been incurred by the Trustee through its own willful misconduct or gross negligence.

(d) To secure the payment obligations of the Company in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and such money or property held in trust to pay principal of and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) The obligations of the Company under this Section 7.06 to compensate and indemnify the Trustee, Agents and each predecessor Trustee and to pay or reimburse the Trustee, Agents and each predecessor Trustee for expenses, disbursements and advances shall be the liability of the Company and the Lien provided for under this Section 7.06 and shall survive the resignation or removal of the Trustee and the satisfaction, discharge or other termination of this Indenture for any reason, including any termination or rejection hereof under any Bankruptcy Law.

(f) In addition to, but without prejudice to its other rights under this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 6.01 hereof occurs, the expenses (including the reasonable charges and expenses of its agents and counsel) and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

(g) For purposes of this Section 7.06, the term “Trustee” shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign, and be discharged from the trust hereby created, at any time by so notifying the Company in writing no later than 15 Business Days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by notifying the Company and the removed Trustee in writing and may appoint a successor Trustee with the Company’s written consent, which consent shall not be unreasonably withheld. The Company may remove the Trustee at its election if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under Bankruptcy Law;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.09 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately following such delivery, the retiring

Trustee shall, subject to the Lien and its rights under Section 7.06 hereof, transfer all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall send notice of its succession to each Holder. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Lien and Company’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Consolidation, Merger, etc.

Any Person into which the Trustee or any successor to it in the trusts created by this Indenture shall be merged or converted, or any Person with which it or any successor to it shall be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee or any such successor to it shall be a party, or any Person to which the Trustee or any successor to it shall sell or otherwise transfer all or substantially all of the corporate trust business of the Trustee, shall be the successor Trustee under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person shall be otherwise qualified and eligible under this Article 7. In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture with respect to the Notes, any of such Notes shall have been authenticated but not delivered by the Trustee then in office, any successor to such Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a Person (1) organized and doing business under the laws of the United States of America or of any state thereof, (2) authorized under such laws to exercise corporate trustee power, and (3) subject to supervision or examination by federal or state authorities. The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $100.0 million as set forth in the most recent applicable published annual report of condition.

ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01 Without Consent of Holders.

Without the consent of any Holders, at any time and from time to time, the Company, the Guarantors and the Trustee may enter into one or more indentures supplemental to this Indenture and the Note Guarantees for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in this Indenture and the Note Guarantees and in the Notes;

(2) to secure the Notes, to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power conferred upon the Company in this Indenture;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the Physical Notes;

(5) to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with the terms of this Indenture; provided that, for the avoidance of doubt, only the Company, such additional Guarantor and the Trustee need to execute such Supplemental Indenture;

(8) to cure or reform any ambiguity, defect, omission, mistake, manifest error or inconsistency or to conform this Indenture or the Notes to any provision of the “Description of Notes” set forth in the Offering Memorandum;

(9) to comply with any requirement of the Commission with respect to the qualification of this Indenture under the Trust Indenture Act; or

(10) to provide additional rights or benefits to the Holders or to make any change that does not adversely affect the rights of any Holder.

Upon the written request of the Company and upon receipt by the Trustee of the documents described in Section 8.05 hereof, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

Section 8.02 With Consent of Holders.

(a) With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, the Note Guarantees or the Notes or of modifying in any manner the rights of the Holders of the Notes under this Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, subject to clause (3) immediately below, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the Place of Payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor;

(2) reduce the percentage in aggregate principal amount of the Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture;

(3) modify the obligations of the Company to make a Change of Control Offer or an Asset Sale Offer upon a Change of Control Triggering Event or Asset Sale, as the case may be, if such modification is effected after the occurrence of such event;

(4) modify or change any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes; or

(5) modify any of the provisions of this Indenture described in this Section 8.02(a) or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

(b) The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under this Indenture and its consequences, except the consent of the Holder of each outstanding Note affected thereby shall be required to waive a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to a Change of Control Offer or Asset Sale Offer which has been made by the Company); or

(2) in respect of a covenant or provision of this Indenture which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

(c) It is not necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

(d) After an amendment that requires the consent of the Holders becomes effective, the Company shall send to each registered Holder at such Holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment.

(e) Upon the written request of the Company and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.05 hereof, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

Section 8.03 Revocation and Effect of Consents.

(a) After an amendment, supplement, waiver or other action becomes effective, a consent to it by a Holder of a Note is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective with respect to the Notes in accordance with its terms and thereafter binds every Holder of Notes.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding clause (a) of this Section 8.03, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 8.04 Notation on or Exchange of Notes.

If an amendment, supplement, or waiver changes the terms a Note, the Trustee (in accordance with the specific written direction of the Company) shall request the Holder of the Note (in accordance with the specific written direction of the Company) to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.05 Trustee To Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 8 if the amendment, supplement or waiver does not affect the rights, duties, liabilities or immunities of the Trustee. If it does affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplement or waiver. In signing or refusing to sign such amendment, supplement or waiver the Trustee shall be entitled to receive and, subject to Section 7.01 hereof, shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating, in addition to the matters required by Section 11.02 hereof, that such amendment, supplement or waiver is authorized or permitted by this Indenture.

ARTICLE 9

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

Section 9.01 Satisfaction and Discharge of Liability on Notes; Defeasance.

(a) The Company may terminate its obligations and the obligations of the Guarantors with respect to the Notes and the related Note Guarantees under this Indenture, except for those which expressly survive by the terms of this Indenture, when:

(1) either:

(A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or

(B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal of, premium, if any, and interest to the Stated Maturity or Redemption Date;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Notes and this Indenture;

(3) with respect to clause (1)(B) of this Section 9.01(a), the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be; and

(4) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture relating to the Discharge have been complied with.

(b) The Company may elect, at its option, to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes and the related Note Guarantees (“Legal Defeasance”). Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes (and the Guarantors will be released from their obligations with respect to the related Guarantees to such Notes), except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due;

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes under Section 2.11 hereof, registration of Notes under Section 2.04 hereof, mutilated, destroyed, lost or stolen Notes under Section 2.08 hereof, and the maintenance of an office or agency for payment under Section 2.04 hereof and money for security payments held in trust under Section 2.05 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s and Guarantors’ obligations with respect thereto; and

(4) clauses (a) and (b) of this Section 9.01.

(c) In addition, the Company may elect, at its option, to have its obligations and the obligations of the Guarantors released with respect to Sections 4.03, 4.07 through 4.16, 4.18 and 5.01 hereof (“Covenant Defeasance”). In the event Covenant Defeasance occurs, Sections 6.01(3), (4), (5), and (6) hereof will no longer constitute Event of Defaults with respect to the Notes and the Guarantors will be released from their obligations with respect to the related Guarantees to such Notes.

(d) If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.

(e) Upon satisfaction of the conditions set forth herein and upon request of and at the expense of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(f) Notwithstanding clauses (a) and (b) of this Section 9.01, the Company’s obligations in Sections 2.04, 2.06, 2.07, 2.08, 7.06, 9.03, 9.05 and 9.06 hereof and the rights and immunities of the Trustee under this Indenture shall survive until such time as the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.06, 9.03, 9.05 and 9.06 hereof and the rights and immunities of the Trustee under this Indenture shall survive.

Section 9.02 Conditions to Defeasance

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the outstanding Notes:

(a) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (1) money in an amount, or (2) U.S. Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (3) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the Redemption Date thereof, as the case may be, in accordance with the terms of this Indenture and the Notes;

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case (1) or (2) to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and Legal Defeasance to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Legal Defeasance were not to occur;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur;

(d) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Company is a party or by which the Company is bound; and

(f) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Legal Defeasance or Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) of this Section 9.02 with respect to a Legal Defeasance need not to be delivered if all Notes not previously delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable within one year at Stated Maturity or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 9.03 Deposited Money and U.S. Government Obligations To Be Held in Trust; Other Miscellaneous Provisions.

(a) All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to clause (a) of Section 9.02 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to clause (a) of Section 9.02 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes; it being understood that the Trustee shall bear no responsibility for any such tax, fee or other charge which by law is payable by or on behalf of the Holders.

(c) Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon a written request of the Company any money or U.S. Government Obligations held by it as provided in clause (a) of Section 9.02 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.04 Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 9.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or accrued interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 9.05 Moneys Held by Paying Agent.

In connection with the satisfaction and discharge of this Indenture, all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon written demand of the Company, be paid to the Trustee, or if sufficient moneys have been deposited pursuant to clause (a) of Section 9.02 hereof, to the Company upon a written request of the Company, and thereupon the Paying Agent shall be released from all further liability with respect to such moneys.

Section 9.06 Moneys Held by Trustee

Any moneys deposited with the Trustee or any Paying Agent or then held by the Company in trust for the payment of the principal of, or premium, if any, or interest on any Note that are not applied but remain unclaimed by the Holder of such Note for two years after the date upon which the principal of, or premium, if any, or interest on such Note shall have respectively become due and payable shall be repaid to the Company upon a written request of the Company, or if such moneys are then held by the Company in trust, such moneys shall be released from such trust; and the Holder of such Note entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Company for the payment thereof, and all liability of the Trustee or the Paying Agent with respect to such trust money shall thereupon cease; provided that the Trustee or the Paying Agent, before being required to make any such repayment, may, at the expense of the Company either mail to each Holder affected, at the address shown in the register of the Notes maintained by the Registrar pursuant to Section 2.04 hereof, or cause to be published once a week for two successive weeks, in a newspaper published in the English language, customarily published each Business Day and of general circulation in the City of New York, New York, a notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing or publication, any unclaimed balance of such moneys then remaining will be repaid to the Company. After payment to the Company or the release of any money held in trust by the Company, Holders entitled to the money must look only to the Company for payment as general creditors unless applicable abandoned property law designates another Person.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

(a) Each Guarantor, hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee on behalf of such Holder, that (1) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clauses (1) and (2) above, to the limitations set forth in Section 10.03 hereof.

Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of Notes or amendment with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(b) Each Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to the Notes, except by complete performance of the obligations contained in the Notes, this Indenture and such Note Guarantee. Each Guarantor acknowledges that the Note Guarantee is a guarantee of payment and not of collection. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on any Note, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor will pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) subject to this Article 10, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

(d) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10.02 Severability.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.03 Limitation of Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the guarantee by each such Guarantor pursuant to its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to this Article 10, result in the obligations of such Guarantor under its Note Guarantee constituting such fraudulent transfer or conveyance.

Section 10.04 Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor under a Note Guarantee, such Guarantor will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

Section 10.05 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided, however, that if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.06 Reinstatement.

Each Guarantor hereby agrees (and each Person who becomes a Guarantor shall agree) that the Note Guarantee provided for in Section 10.01 hereof shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company or any Guarantor.

Section 10.07 Release of a Guarantor

In the event of a sale or other transfer or disposition of all of the Capital Interests in any Guarantor to any Person that is not the Company or one of its Restricted Subsidiaries in compliance with the terms of this Indenture, or in the event all or substantially all the assets or Capital Interests of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not the Company or one of its Restricted Subsidiaries in compliance with the terms of this Indenture, then such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under its Note Guarantee, without any further action on the part of the Trustee or any Holder.

Section 10.08 Benefits Acknowledged

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its respective Note Guarantee and waiver pursuant to its respective Note Guarantee is knowingly made in contemplation of such benefits.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices.

Except for notice or communications to Holders, any notice or communication shall be given in writing and is duly given when received if delivered in person, when receipt is acknowledged if sent by facsimile or electronic mail in .pdf format, on the next Business Day if timely delivered by a nationally recognized courier service that guarantees overnight delivery or two Business Days after deposit if mailed by first-class mail, postage prepaid, addressed as follows:

If to the Company and/or any Guarantor:

CEB Inc.

1919 North Lynn Street

Arlington, Virginia 22209

Attention: Richard S. Lindahl

Telephone: 571-303-4014

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Christian O. Nagler, Esq.

Telephone: 212-446-4660

If to the Trustee:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: CEB Inc. Notes Administrator

Telephone: 612-217-5644

Such notices or communications shall be effective when actually received and shall be sufficiently given if so given within the time prescribed in this Indenture.

The Company, and Guarantor or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by email, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions on behalf of the Company; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company as a result of such reliance upon or compliance with such instructions or directions; provided that such reliance was in good faith. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and all the risk of interception and misuse by third parties.

Unless otherwise expressly provided in this Indenture, any notice or communication mailed to a Holder shall be mailed to him by first- class mail, postage prepaid, at his address shown on the register kept by the Registrar.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it shall be deemed duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding anything to the contrary contained in this Indenture, as long as the Notes are in the form of a Global Note, notice to the Holders shall be made electronically in accordance with procedures of the Depositary and shall be sufficiently given if so made in accordance with such procedures.

Section 11.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the authentication and delivery of the Initial Notes), if so requested by the Trustee, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 11.03 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 11.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.03 Statements Required in Certificate and Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 11.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.05 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, manager, officer, employee, stockholder, member, general or limited partner or incorporator, or equivalent of any of the foregoing, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee or this Indenture by reason of his, her or its status as such director, manager, officer, employee, stockholder, member, general or limited partner, incorporator or equivalent of any of the foregoing. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and Note Guarantees.

Section 11.06 Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

EACH PARTY HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR IN CONNECTION WITH THIS INDENTURE.

Section 11.07 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.08 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.07 hereof.

Section 11.09 Separability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 11.10 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

COMPANY:

CEB INC., as Issuer

By:	/s/ Richard Lindahl
Name:	Richard Lindahl
Title:	CFO

GUARANTORS:

CEB INTERNATIONAL HOLDINGS, INC.

By:	/s/ Pamela Auerbach
Name:	Pamela Auerbach
Title:	Secretary

SHL US INC.

By:	/s/ Joyce Liu
Name:	Joyce Liu
Title:	Secretary

KNOWLEDGEADVISORS INC.

By:	/s/ Joyce Liu
Name:	Joyce Liu
Title:	Secretary

PERSONNEL DECISIONS RESEARCH INSTITUTES, INC.

By:	/s/ Laurie Zelesnikar
Name:	Laurie Zelesnikar
Title:	Secretary

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Hallie E. Field
Name:	Hallie E. Field
Title:	Banking Officer

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

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CUSIP No.

ISIN No.

[RULE 144A] [REGULATION S] [GLOBAL] NOTE

5.625% SENIOR NOTE DUE 2023.

No.	$

CEB INC.,

a Delaware corporation (the “Company”)

promises to pay to [CEDE & CO. or registered assigns]1 [                    ]2, the principal sum [of                      United States Dollars, as may be increased or decreased as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]1 [of                      United States Dollars]2 on December 15, 2023.

Interest Payment Dates: June 15 and December 15.

Record Dates: June 1 and December 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[1]	If the Note is issued in global form.
[2]	If the Note is issued in certificated form.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

CEB INC.

By:
Name:
Title:

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Certificate of Authentication

This is one of the 5.625% Senior Notes due 2023 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signatory

Dated:

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[FORM OF REVERSE OF NOTE]

CEB INC.

5.625% SENIOR NOTE DUE 2023

1. Interest. CEB INC., a Delaware corporation, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 5.625% per annum. Interest shall be payable in arrears on each June 15 and December 15 (each an “Interest Payment Date”). Interest on the 5.625% Senior Notes due 2023 (the “Notes”) will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including June 9, 2015 to but excluding the date on which interest is paid; provided that the first Interest Payment Date shall be December 15, 2015. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

2. Method of Payment. The Company will pay interest to those persons who were holders of record on the June 1 and December 1, as the case may be, immediately preceding each Interest Payment Date. Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the Corporate Trust Office of the Trustee located in the United States; provided, however, that payment of interest with respect to the Notes may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register or in accordance with the procedures of DTC for global book-entry Notes.

3. Paying Agent and Registrar. Initially, Wilmington Trust, National Association (the “Trustee”) will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Indenture. The Company issued the Notes under an Indenture dated as of June 9, 2015 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. Capitalized and certain other terms used and not otherwise defined herein have the meanings set forth in the Indenture.

5. Make-Whole Redemption of Notes. The Notes may be redeemed, in whole or in part, at any time prior to June 15, 2018, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or sent in accordance with the procedures of DTC for Global Notes, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the Redemption Date).

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6. Optional Redemption. In addition, the Notes may be redeemed, in whole or in part, at any time on or after June 15, 2018, at the option of the Company upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning on June 15 of each of the years indicated below:

Year	Redemption Price
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(1) 1% of the then outstanding principal amount of the Note; and

(2) the excess of:

(A) the present value at such Redemption Date of (i) the Redemption Price of the Note at June 15, 2018 (such Redemption Price being set forth in the table above) plus (ii) all required interest payments due on the Note through June 15, 2018 (excluding accrued but unpaid interest), computed using a discount rate equal to the applicable Treasury Rate as of such Redemption Date plus 50 basis points; over

(B) the then outstanding principal amount of the Note.

The Company shall calculate the Applicable Premium and the Trustee shall have no duty to calculate or verify the Company’s calculations of the Applicable Premium.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to June 15, 2018; provided, however, that if the period from such Redemption Date to June 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

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7. Redemption of Notes with Net Proceeds of Qualified Equity Offerings. Prior to June 15, 2018, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 40% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date; provided that at least 50% of the aggregate principal amount of Notes originally issued under the Indenture (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

8. Redemption Procedures. If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof in authorized denominations to be redeemed by lot, pro rata or by any other method customarily authorized by the clearing systems (subject to DTC procedures). No Notes of $2,000 or less shall be redeemed in part and no redemption shall result in a Holder holding a Note of less than $2,000. For all purposes of the Indenture unless the context otherwise requires, provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

9. Notice of Redemption. Notices of redemption shall be sent electronically to DTC, in the case of Global Notes, or shall be mailed by first-class mail, in the case of Physical Notes (and, to the extent permitted by applicable procedures or regulations, electronically) upon not less than 30 nor more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed.

10. Denominations, Transfer, Exchange. The Notes shall be issuable only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

11. Persons Deemed Owners. The Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of a Global Note for all purposes whatsoever.

12. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request or, if such money is then held by the Company in trust, such money shall be released from such trust. After that, Holders entitled to the money must look only to the Company for payment as general creditors unless applicable abandoned property law designates another Person.

13. Amendment, Supplement, Waiver, Etc. Without the consent of any Holders, at any time and from time to time, the Company, the Guarantors and the Trustee may enter into one or more Indentures supplemental to the Indenture and the Note Guarantees to, among other things, cure or reform any ambiguity, defect, omission, mistake, manifest error or inconsistency or to conform the Indenture or the Notes to any provision of the “Description of

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Notes” contained in the Offering Memorandum and to provide additional rights or benefits to the Holders or to make any change that does not adversely affect the rights of any Holder. With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture to make other amendments or modifications, subject to certain exceptions requiring the consent of the Holder of each outstanding Note affected thereby.

14. Purchase of Notes Upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless the Company has previously or concurrently given a redemption notice with respect to all the outstanding Notes pursuant to Section 3.07 of the Indenture, the Company will make a written offer to purchase all of the Notes pursuant to a Change of Control Offer at a Change of Control Purchase Price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the date of purchase.

15. Successor Entity. When a successor entity duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor entity shall be relieved of all such obligations.

16. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default with respect to the Notes (other than an Event of Default described in clause (7) or (8) of Section 6.01 of the Indenture with respect to the Company) occurs and is continuing, the Trustee or the Holders of not less than 30% in aggregate principal amount of the Notes may declare to be immediately due and payable the principal of the Notes and any accrued interest on the Notes to be due and payable immediately. If an Event of Default described in clause (7) or (8) of Section 6.01 of the Indenture occurs with respect to the Company, the principal amount of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee security and indemnity satisfactory to the Trustee. Except in the case of a Default or Event of Default in payment of the principal of, premium, if any, or interest on any Note (including payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Holders.

17. Trustee Dealings with Company. The Trustee or its Affiliates in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Company or any Affiliate thereof with the same rights it would have if it were not Trustee.

18. No Recourse Against Others. No director, manager, officer, employee, stockholder, member, general or limited partner, incorporator or equivalent of any of the foregoing, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes,

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any Note Guarantee or the Indenture by reason of his, her or its status as such director, manager, officer, employee, stockholder, member, general or limited partner, incorporator or equivalent of any of the foregoing. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and Note Guarantees.

19. Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment or cancellation of all the Notes or upon the irrevocable deposit with the Trustee of funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or Redemption Date.

20. Guarantees. The Company’s obligations under the Notes are jointly and severally, fully and unconditionally guaranteed, to the extent set forth in the Indenture, by each of the Guarantors.

21. Covenant Suspension Event. In the event of the occurrence of a Covenant Suspension Event, and continuing until any Reversion Date, the Company and its Restricted Subsidiaries will no longer be subject to Sections 4.07, 4.08, 4.09, 4.10 and 4.11 of the Indenture with respect to the Notes.

22. Authentication. This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

23. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE.

24. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

CEB Inc.

1919 North Lynn Street

Arlington, Virginia 22209

Facsimile: 571-303-5823

Attention: Richard S. Lindahl

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ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

as Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 (Asset Sale) or Section 4.13 (Change of Control Triggering Event) of the Indenture, check the appropriate box below:

☐	☐
Asset Sale	Change of Control Triggering Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, state the principal amount (in minimum denominations of $2,000 and integral multiples of $1,000) in excess thereof:

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee*:

*	Signature must be guaranteed by a participant in a recognized Signature Guaranty Medallion Program or other signature guarantor acceptable to the Trustee

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $        . The following exchanges of a part of this Global Note for interest in another Global Note or for a Physical Note, or exchanges of a part of another Global or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

CEB Inc.

1919 North Lynn Street

Arlington, Virginia 22209

Facsimile: 571-303-5823

Attention: Richard S. Lindahl

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: CEB Inc. Notes Administrator

Re:	5.625% Senior Notes due 2023

Reference is hereby made to the Indenture, dated as of June 9, 2015 (the “Indenture”), among CEB Inc., the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to             (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A PHYSICAL NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Physical Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Physical Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A PHYSICAL NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the

Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. The Restricted Period shall be terminated upon the receipt by the Trustee of an Officers’ Certificate certifying that the Restricted Period may be terminated in accordance with Regulation S. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RESTRICTED PHYSICAL NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Physical Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)	[ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)	[ ] such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)	[ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED PHYSICAL NOTE.

(a)

[    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Physical Notes and in the Indenture.

(b)	[ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Physical Notes and in the Indenture.

(c)	[ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Physical Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

TO BE COMPLETED BY TRANSFEROR IF (a) ABOVE IS CHECKED

The transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended, and, accordingly, the transferor hereby further certifies that the beneficial interest or certificated Note is being transferred to a Person that the transferor reasonably believed and believes is purchasing the beneficial interest or certificated Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such transfer is in compliance with any applicable securities laws of any state of the United States. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or certificated Note will be subject to the restrictions on transfer enumerated on the Rule 144A Notes and/or the certificated Note and in the Indenture and the Securities Act.

Dated:
NOTICE: To be executed by an executive officer

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(b)	[ ] a Restricted Physical Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(iii)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

CEB Inc.

1919 North Lynn Street

Arlington, Virginia 22209

Facsimile: 571-303-5823

Attention: Richard S. Lindahl

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: CEB Inc. Notes Administrator

Re: 5.625% Senior Notes due 2023

Reference is hereby made to the Indenture, dated as of June 9, 2015 (the “Indenture”), among CEB Inc., the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED PHYSICAL NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED PHYSICAL NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED PHYSICAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Physical Note, the Owner hereby certifies (i) the Physical Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Physical Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED PHYSICAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Physical Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Physical Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED PHYSICAL NOTE TO UNRESTRICTED PHYSICAL NOTE. In connection with the Owner’s Exchange of a Restricted Physical Note for an Unrestricted Physical Note, the Owner hereby certifies (i) the Unrestricted Physical Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Physical Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Physical Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED PHYSICAL NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED PHYSICAL NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED PHYSICAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Physical Note with an equal principal amount, the Owner hereby certifies that the Restricted Physical Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the

Indenture, the Restricted Physical Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Physical Note and in the Indenture and the Securities Act.

b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED PHYSICAL NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Physical Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and are dated

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

TO BE COMPLETED BY TRANSFEROR IF (a) ABOVE IS CHECKED

The transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act of 1933, as amended, and, accordingly, the transferor hereby further certifies that (i) the transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the transferee was outside the United States or such transferor and any Person acting on its behalf reasonably believed and believes that the transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the restricted period under Regulation S, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or certificated Note will be subject to the restrictions on transfer enumerated on the Regulation S Notes and/or the certificated Note and in the Indenture and the Securities Act.

Dated:
NOTICE: To be executed by an executive officer

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among             (the “Guaranteeing Subsidiary”), a subsidiary of CEB Inc., a Delaware corporation (or its permitted successor) (the “Company”), the Company and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 9, 2015 providing for the issuance of 5.625% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall agree to guarantee the Notes on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, manager, officer, employee, stockholder, member, general or limited partner, incorporator or equivalent of any of the foregoing, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, manager, officer, employee, stockholder, member, general or limited partner, incorporator or equivalent of any of the foregoing. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and Note Guarantees.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

D-1

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

8. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

CEB INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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